UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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THE BOSTON BEER COMPANY, INC.

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April 7, 2017

Dear Fellow Stockholder:

It is my pleasure to invite you to attend our 2017 Annual Meeting of Stockholders on Thursday, May 18, 2017 at 9:00 a.m. ET at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

At the Annual Meeting you will be asked to elect three Class A Directors, cast an advisory vote on executive compensation, and cast an advisory vote on the frequency of holding future advisory votes on executive compensation.

As the holder of all voting rights of the Company’s Class B Common Stock, I will elect five Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm.

As discussed in this Proxy Statement, longtime Director Jay Margolis has decided not to stand for reelection and will be stepping down in May after serving on the Board for over ten years. We will miss his experience, insight, and support.

At the Annual Meeting each year, it is always a pleasure for me to share news with you about our Company and samples of the beers that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 31, 2016 are available at www.bostonbeer.com.

On behalf of the Board of Directors and Boston Beer’s management team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and

Chairman of the Board of Directors

Notice of the 2017 Annual Meeting of Stockholders

May 18, 2017

9:00 A.M. ET

Samuel Adams Brewery, 30 Germania Street, Boston, Massachusetts

To our Stockholders:

The 2017 Annual Meeting of the Stockholders of The Boston Beer Company, Inc. (“Boston Beer”, the “Company”, “we”, or “us”) will be held on Thursday, May 18, 2017, at 9:00 a.m. at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

The Class A Stockholders will meet for the following purposes:

1.	For the election of three (3) Class A Directors, each to serve for a term of one (1) year;
2.	To conduct an advisory vote to approve the compensation of our Named Executive Officers;
3.	To conduct an advisory vote on the frequency of holding future advisory votes on the compensation of our Named Executive Officers; and
4.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholders will attend for the following purposes:

1.	For the election of five (5) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2017; and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 20, 2017 as the Record Date for the meeting. Only Stockholders of Record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and accompanying proxy are being distributed on or about April 7, 2017.

April 7, 2017	Michael G. Andrews
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2017

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend our Annual Meeting, please vote as soon as possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can ensure that your account remains active is to vote your shares.

We encourage you to vote by the internet or telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote by the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 17, 2017.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider regarding the proposals being presented at the Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the Annual Meeting. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; or (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 20, 2017. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the Class.

2016 Business Results

Boston Beer’s business goal is to become the leading supplier in the “Better Beer” category and the other categories in which it competes by creating and offering high quality full-flavored beers and other alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, we strive to achieve this goal by offering great beers, hard ciders and hard seltzers, and increasing brand availability and awareness through advertising, point-of-sale, promotional programs and drinker education.

Our business results for the Company’s 53-week fiscal period ended December 31, 2016 (“Fiscal Year 2016”) are as follows.

•	Net revenue of $906.4 million, a decrease of $53.5 million, or 6%, from the comparable 52-week fiscal period in 2015

•	Earnings per diluted share of $6.79, a decrease of $0.46, or 6%, from the comparable 52-week fiscal period in 2015

•	Depletions (sales by our wholesalers to retailers) decrease of approximately 5% compared to 2015

•	Shipments (our sales to our wholesalers) of 4.0 million barrels, a decrease of approximately 6% compared to 2015

•	Cash and cash equivalents on hand as of the end of Fiscal Year 2016 of $91.0 million

•	Capital expenditures of approximately $49.9 million to drive efficiencies and cost reductions, and support product innovation and potential future growth

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The non-binding advisory vote to advise the Company as to the frequency with which such Say-on-Pay votes should be taken, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR a frequency of Every Year
Item 4	The election of each of the nominees for Class B Director, to be decided by the affirmative vote of the holders of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 5	The ratification of Deloitte as our independent registered public accounting firm, to be decided by the affirmative vote of the holders of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

Class A Director Nominees

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	55	2005	President and CEO of Peet’s Coffee & Tea, Inc.	Nom/Gov (Chair), Comp
Michael Spillane	57	2016	President of Product and Merchandising of Nike Inc.	Comp (chair)
Jean-Michel Valette*	56	2003	Chairman of Select Comfort Corporation	Audit, Nom/Gov

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; Nom/Gov=Nominating/Governance Committee

* Lead Director

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Class B Director Nominees

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David P. Fialkow	58	2016	Managing Director of General Catalyst Partners	-
Cynthia A. Fisher	56	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	67	1995	Founder and Chairman of Boston Beer	-
Martin F. Roper	54	1999	President and CEO of Boston Beer	-
Gregg A. Tanner	60	2007	Advisor, Dean Foods Company	Audit (Chair)

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; Nom/Gov=Nominating/Governance Committee

* Lead Director

Named Executive Officers

For Fiscal Year 2016, Boston Beer’s “Named Executive Officers” or “NEOs” were President and Chief Executive Officer Martin F. Roper, Treasurer and Chief Financial Officer Frank H. Smalla, former Treasurer and Chief Financial Officer William F. Urich, and the next three most-highly compensated Executive Officers, namely, Chief Sales Officer John C. Geist, Chief Marketing Officer Jonathan N. Potter, and Senior Vice President, Supply Chain Quincy B. Troupe.

Executive Compensation

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company performance targets and equity awards with performance-based vesting linked to depletions growth and time-based vesting linked to service. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with an overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives and equity awards.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;

•	Competitive benchmarking of executive compensation against a peer group;

•	Bonus program for Executive Officers based solely on Company performance (depletions growth, EBITDA, and resource efficiency targets);

•	Annual advisory Say-on-Pay vote;

•	Policy banning hedging and pledging of Boston Beer stock by Executive Officers; and

•	Robust equity ownership guidelines applicable to our Chairman and CEO.

CEO Compensation

Mr. Roper has held the position of President and CEO since January 2001. On February 2, 2017, Mr. Roper announced his plans to retire, and has agreed to step down as CEO when a successor is appointed and commences service, while remaining employed until February 28, 2018, or such later date as he and his successor agree. The Board of Directors has created a search committee and retained an executive search firm to assist in identifying and evaluating the best candidates to succeed Mr. Roper as CEO. In connection with his planned retirement, the Company and Mr. Roper entered into an agreement on February 2, 2017, that provides the terms and conditions for Mr. Roper’s continued employment with the Company until his planned retirement (the “Retirement Letter Agreement”). On that same date, the Company and Mr. Roper also entered into a Proprietary Information and Restrictive Covenant Agreement, which outlines certain duties and responsibilities that may remain in effect following his retirement (the “Restrictive Covenant Agreement”). These agreements are described in more detail in this Proxy Statement under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.” Full copies of the Retirement Letter Agreement and the Restrictive Covenant Agreement were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 6, 2017.

The mix of Mr. Roper’s potential compensation in 2016 included salary, performance-based bonus opportunities, and equity in the form of a stock option grant (the “2016 CEO Option”) that requires continued employment and appreciation in the Company’s stock price in excess of a specified market index at the time of vesting and exercise in order to have value. In light of Mr. Roper’s announced retirement plans, it is not expected that the 2016 CEO Option will vest as to any shares. Mr. Roper’s total potential compensation in 2016 is set forth in the following chart:

CEO Compensation Mix in 2016
Salary	$783,000
Bonus Earned	$100,099
Bonus Not Earned	$526,301
Other Compensation	$9,742
2016 CEO Option, which is not expected to vest	$22,499,981	(1)
Total Actual Compensation including 2016 CEO Option	$23,392,822
Total Actual Compensation excluding 2016 CEO Option	$892,841

(1)	Accounting value of the 2016 CEO Option on the date of the grant, as explained in more detail later in this section. The full accounting value of the equity award is reported in the year of the grant, regardless of whether the CEO ultimately realizes any income from the award.

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Mr. Roper’s Fiscal Year 2016 base compensation of $783,000 was unchanged from his base compensation in Fiscal Year 2015. He was also eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against certain depletions growth, EBITDA, and resource efficiency targets in 2016 (the “Company Goals”).1 As outlined in more detail in the in the Compensation, Discussion, and Analysis, or “CD&A”, section of this Proxy Statement, the Company achieved 15.98% of its Company Goals in 2016, resulting in a bonus of $100,099 for Mr. Roper that was paid in early 2017.

CEO Option Grants

Boston Beer has not historically awarded equity grants to Mr. Roper on an annual cycle. Until 2016, the last equity award he received was an option grant of 753,864 shares of the Company’s Class A Common Stock (“Class A Shares”), effective January 1, 2008, that required both continued employment and outperformance of the Company’s stock price (the “2008 CEO Option”). The 2008 CEO Option provided for vesting in five equal installments on January 1 in each of the years 2014 to 2018, subject to Mr. Roper’s continued employment with the Company on the corresponding vesting dates. The 2008 CEO Option also requires appreciation in the Company’s stock price since the date of grant to exceed a specified market index and caps Mr. Roper’s appreciation opportunity at $70.00 per share. The 2008 CEO Option expires with respect to certain shares on December 31, 2017, and with respect to certain other shares on December 31, 2018, subject to earlier termination based on the following conditions: (1) the expiration of twelve months after Mr. Roper ceases to be an employee of the Company, regardless of the reason; or (2) certain “Change in Control” situations, subject to Mr. Roper’s right to participate in the transaction giving rise to the change in control, as more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below.2 The fair value of the 2008 CEO Option was fixed at the time of grant for reporting purposes at $6,339,996.

A total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2016, all of which were exercised by Mr. Roper and sold during the 2016 Fiscal Year, with Mr. Roper realizing gross income of approximately $10.6 million.

The 2016 CEO Option was granted to Mr. Roper on January 1, 2016 and is for a total of 574,507 Class A Shares. The expectation underlying the 2016 CEO Option is that the grant would not provide any value to Mr. Roper unless the Company’s stock price outperforms a specified market index. The grant was authorized and approved by the Compensation Committee, the Board of Directors, and the Class B Stockholders. Details of the 2016 CEO Option are set forth below. The fair value of the 2016 CEO Option was fixed at the time of grant for reporting purposes at $22,499,981.

The 2016 CEO Option is not scheduled to begin to vest until January 1, 2019. Accordingly, in light of Mr. Roper’s announced intention to retire from the Company in or around February 2018, it is not expected that any portion of the 2016 CEO Option will vest and therefore Mr. Roper will likely not realize any income from the 2016 CEO Option.

While we expect that the 2016 CEO Option will not vest as a result of Mr. Roper’s anticipated retirement prior to the first scheduled vesting date, we feel that it is nonetheless appropriate to share with our stockholders the details of the grant, which are as follows:

•	Vests in five equal annual installments on January 1 in each of the years 2019 to 2023, subject to Mr. Roper’s continued employment with the Company;

•	Has a minimum per share exercise price of $201.91.

•	Subject to the minimum exercise price, has an actual per share exercise price equal to $201.91 multiplied by changes in the DJ Wilshire 5000 Index since the date of grant plus an annual escalation factor of 1.5 percentage points, so that the Company’s stock price must outperform the Index by 1.5 percentage points per year for the option to provide any value to Mr. Roper;

•	Has a capped value of $150.00 per share, in the event that Company’s stock price significantly outperforms DJ Wilshire 5000 Index, even after taking into account the escalation factor, therefore capping Mr. Roper’s income opportunity;

•	Includes a double-trigger Change in Control vesting acceleration provision that requires both a Change in Control and subsequent termination without cause or good reason for vesting to accelerate, with the extent of the acceleration dependent on the timing of the Change in Control; and

•	Expires on December 31, 2025, subject to earlier termination following the expiration of twelve months after Mr. Roper ceases to be an employee of the Company or a successor company following a Change in Control, regardless of the reason, subject to Mr. Roper’s right to participate in the transaction giving rise to a Change in Control.

For additional details, a copy of the 2016 CEO Option is attached as Exhibit No. 10.15 to the Company’s Annual Report on Form 10-K for Fiscal Year 2015, filed with the SEC on February 18, 2016.

Mr. Roper has not received any equity awards in 2017, and no additional equity awards to Mr. Roper are contemplated.

1	For the purposes of this Proxy Statement, the total bonus potential of the Company’s Named Executive Officers is shown as the “target” bonus potential in the event that the Officer achieved the 100% target bonus as a result of the Company achieving 100% of the Company Goals in Fiscal Year 2016. As described in more detail under the heading “Cash Incentive Bonuses”, the Company provided a bonus opportunity for its Named Executive Officers for a payout of up to 150% bonus potential in the event that the Company’s performance significantly exceeded the target expectations of the Company Goals. As described in more detail in the CD&A, the Company ultimately achieved 15.98% of the Company Goals.
2	For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock. As described throughout this Proxy Statement, certain of the equity awards granted by the Company in 2016 include “double-trigger” clauses that require both a Change in Control and termination of employment without cause or good reason within 12 months of the Change in Control in order to immediately vest.

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Other Named Executive Officer Compensation

In 2016, we added new members to our senior leadership team and another Named Executive Officer was promoted. The additions to the senior leadership team followed the retirements of former Treasurer and Chief Financial Officer William F. Urich in February 2016, former Vice President, Operations Thomas W. Lance in March 2016, and former Vice President, Brand Development Robert P. Pagano in March 2016.

On January 1, 2016, Mr. Geist was promoted to Chief Sales Officer, after serving as Vice President of Sales from 2007 through 2015. At the time of the promotion, he was granted an option award valued at $4,837,771, for the purpose of long-term retention and as recognition of his past and expected future contributions to the Company.

The Company hired Mr. Smalla in January 2016, in the interim position of Senior Vice President, Finance, with the understanding that he would be promoted to Treasurer and Chief Financial Officer in February 2016 upon Mr. Urich’s retirement. In connection with Mr. Smalla’s hiring, he was granted a time-based option award valued at $3,999,991 and a restricted stock award valued at $999,944, as incentives to join and remain with the Company over the long-term. Mr. Urich, who retired on February 19, 2016, did not receive any equity awards in 2016. Mr. Smalla was formally promoted to Treasurer and Chief Financial Officer upon Mr. Urich’s retirement.

The Company hired Mr. Troupe in February 2016 as Senior Vice President, Supply Chain. In connection with his hiring, he was granted a time-based option award valued at $1,999,952 and a restricted stock award valued at $749,814, as incentives to join and remain with the Company over the long-term.

The Company hired Mr. Potter in August 2016 as Chief Marketing Officer. In connection with his hiring, he was granted a time-based option award valued at $2,749,955 and a restricted stock award valued at $599,841, as incentives to join and remain with the Company over the long-term. Additionally, the Company agreed that Mr. Potter would receive a hiring bonus of $250,000 on March 10, 2017, conditioned on his continued employment with the Company on that date and repayable on a prorated basis should he voluntarily resign or be terminated for cause within 12 months following such payment.

None of the Named Executive Officers have received equity awards in 2017 to date.

As a result of these grants, our other Named Executive Officers’ aggregate compensation for Fiscal Year 2016 was weighted heavily towards equity awards. As shown in the chart below, of the total potential compensation of our other Named Executive Officers, in the aggregate, salary constituted 8.7%, bonus earned (paid in 2017 based on 2016 performance) constituted 0.8%, bonus not earned constituted 4.1%, and equity awards constituted 86.4% (where the full accounting value of the equity award is reported in the year granted).

The actual compensation paid to each of our Named Executive Officers, including further details on their respective equity grants, is discussed in the CD&A section of this Proxy Statement. The Company believes its mix of potential compensation for our other Named Executive Officers in 2016 was consistent with the goals of our executive compensation program.

Moreover, based on information gathered during the interview and hiring process for these open positions, and other data available to the Company, we believe that the compensation was appropriate to attract and retain talent to serve the Company in these key roles.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to this Proxy Summary and the CD&A. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

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FREQUENTLY ASKED QUESTIONS

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2017 Annual Meeting of Stockholders and at any adjournments thereof.

1.  When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Thursday, May 18, 2017, at 9:00 a.m. ET at the Samuel Adams Brewery located at 30 Germania Street in Boston, Massachusetts. The Brewery will be open at approximately 8:30 a.m. ET. Stockholders who are entitled to vote may attend the meeting, as well as our invited guests. Each stockholder is permitted to bring one guest. Use of the subway is encouraged due to parking limitations.

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON

Take 93N to exit 18 (Mass Ave and Roxbury Exit). Go straight down Melnea Cass Blvd toward Roxbury. Once on Melnea Cass Blvd you will go through seven lights. At the eighth light take a left on Tremont St (Landmark: Northeastern University and Ruggles T Station will be on your right when you turn onto Tremont St. Note: Tremont St eventually becomes Columbus Ave). Follow Tremont St through seven lights. Take a right on Amory St (Landmark: look for a big, powder blue Muffler Mart shop on the right – directly after Centre Street). Follow Amory St through 2 lights. After the 2nd light take a left on Porter St (Landmark: Directly after Boylston St). Go to the end of Porter St and the Brewery is on the right.

FROM THE NORTH OF BOSTON

Take 93S to exit 18 (Mass Ave and Roxbury exit) and follow the above directions.

FROM THE SUBWAY

Take the Orange Line outbound toward Forest Hills. Exit at the Stony Brook stop. Above ground take a left onto Boylston St. Take your first right onto Amory St. Then take your first left onto Porter St to Brewery gate (the Brewery will be at the end of Porter St on your right).

2.  Who is eligible to vote?

You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 20, 2017 (the “Record Date”). Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the Class. On the Record Date, we had outstanding and entitled to vote 9,350,013 shares of Class A Common Stock, $.01 par value per share, and 3,097,355 shares of Class B Common Stock, $.01 par value per share.

3.  What is the difference between holding shares as a “Stockholder of Record” and as a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Stockholder of Record” (also sometimes referred to as a “Registered Stockholder”). If you are a Stockholder of Record, we sent the Notice directly to you.

If your shares are held by your broker or bank on your behalf, your shares are held in “Street Name” and you are considered a “Beneficial Owner.” If this is the case, the Notice has been sent to you by your broker, bank, or other holder of record.

4.  I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, Notice, other evidence of ownership if you voted by mail, or the Notice and photo identification if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 20, 2017, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

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5.  I am a Stockholder of Record. How do I cast my vote?

By Internet or Telephone: You may vote your proxy by the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to http://www.envisionreports/ sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 17, 2017.

By Mail: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

6.  I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.  Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive the printed Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a printed copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.  What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.  As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•	Vote in favor of all nominees;

•	Vote for specific nominees and withhold a favorable vote for specific nominees; or

•	Withhold a favorable vote for all nominees.

The Board recommends a vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

•	Vote for the proposal;

•	Vote against the proposal; or

•	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

Item 3: Non-binding advisory vote regarding the frequency of future non-binding advisory Say-on-Pay Votes

Voting Choices

•	Every Year;

•	Every Two Years;

•	Every Three Years; or

•	Abstain from voting for the proposal.

The Board recommends a frequency of EVERY YEAR.

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10.  How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.  How will “withhold” votes and abstentions be counted for matters to be voted on by the Class A Stockholders?

Abstentions and “withhold” votes will be counted as present in determining whether the quorum requirement is satisfied.

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected, but it can sometimes influence future decisions by the Board concerning future nominations.

Abstentions on the advisory votes of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes. Abstentions on the advisory vote regarding the frequency of future Say-on-Pay votes will not have an effect on the outcome of the vote on that proposal.

12.  What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record or Beneficial Owner and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, if you are a Class A Stockholder, your shares will be voted in favor of each of the Class A Director nominees. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment.

13.  What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

14.  May stockholders ask questions at the Annual Meeting?

Yes. There will be a question and answer period after the formal business of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited to two minutes each to present their questions. When speaking, stockholders must direct questions to the Chairman and should confine their questions to matters that relate directly to the business of the meeting.

15.  When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

16.  I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 26, 2017, or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.  Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted.

18.  Who incurs the expenses of the proxy solicitation?

All reasonable proxy soliciting expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.  How can I contact Boston Beer?

Our corporate headquarters are located at One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 20, 2017, by:

•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock;

•	Our current Directors, all of whom are nominees for reelection as Directors with the exception of Jay Margolis, who will step down from the Board at the conclusion of the 2017 Annual Meeting of Stockholders;

•	Our Named Executive Officers; and

•	All of our current Directors and Executive Officers as a group.

The address of all of our Directors and Executive Officers is c/o The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted.

Beneficial ownership is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares are Class A Common Stock, except for shares of Class B Common Stock, all of which are held directly or indirectly by Mr. Koch. Ownership percentages shown below are percentages of all outstanding shares of Class A Common Stock, except in the case of the percentage ownership of Mr. Koch, which shows the percentage of all outstanding shares of Class A and Class B Common Stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

Directors and Named Executive Officers:
C. James Koch(1)	3,320,501	26.5%
Cynthia A. Fisher(2)	113,581	1.2%
Jean-Michel Valette(3)	38,125	*
Gregg A. Tanner(4)	35,741	*
David A. Burwick(5)	33,835	*
Martin F. Roper	32,273	*
Jay Margolis(6)	25,241	*
Frank H. Smalla(7)	5,201	*
Jonathan N. Potter(8)	3,631	*
Quincy B. Troupe(9)	3,411	*
David P. Fialkow(10)	3,120	*
Michael Spillane(11)	3,120	*
William F. Urich	3,021	*
John C. Geist(12)	268	*
All Directors and Executive Officers as a group (18 people)	3,552,000	28.5%
Owners of 5% or More of the Company’s Outstanding Shares:
BlackRock, Inc.(13) 55 East 52nd Street New York, NY 10055	1,021,476	11.1%
T. Rowe Price Associates, Inc.(14) 100 E. Pratt Street Baltimore, MD 21202	805,633	8.70%
The Vanguard Group(15) 100 Vanguard Blvd., Malvern, PA 19355	677,110	7.56%
Tybourne Capital Management (HK) Limited(16) Tybourne Capital Management Limited Tybourne Kesari Limited Viswanathan Krishnan	654,213	7.12%

*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 100,000 shares of Class A Common Stock directly held by Mr. Koch; 3,017,983 shares of Class B Common Stock directly held by Mr. Koch; 79,372 shares of Class B Common Stock held as trustee of a grantor-retained annuity trust, together constituting all of the outstanding shares of Class B Common Stock; options to acquire 21,864 shares of Class A Common Stock exercisable currently or within sixty (60) days; 23,486 shares of Class A Common Stock held by Mr. Koch as custodian for the benefit of his minor children; 2,000 shares of Class A Common Stock held by Mr. Koch as sole member of a family foundation; and 5,000 shares of Class A Common Stock held as trustee in a trust of which Mr. Koch is the sole beneficiary. His shares also include 50,436 shares of Class A Common Stock reported as beneficially owned by Cynthia A. Fisher, Mr. Koch’s spouse, consisting of 3,656 shares of Class A Common Stock held as custodian for the benefit of their children, 2,532 shares of Class A Common Stock held as trustee of irrevocable trusts for the benefit of their children, and 44,248 shares of Class A Common Stock held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Ms. Fisher’s shares include options to acquire 10,222 shares of Class A Common Stock exercisable currently or within sixty (60) days. Ms. Fisher’s shares also include 3,656 shares of Class A Common Stock held by Ms. Fisher as custodian for the benefit of her minor children; 2,532 shares of Class A Common Stock held by Ms. Fisher as trustee of irrevocable trusts for the benefit of her minor children; 44,248 shares of Class A Common Stock held by Ms. Fisher as trustee of a collection of generation-skipping trusts; and 27,437 shares of Class A Common Stock held in trust by a limited liability company of which Ms. Fisher is the manager and to which Ms. Fisher disclaims beneficial ownership. Her shares also include 23,486 shares of Class A Common Stock reported as beneficially owned by Mr. Koch, Ms. Fisher’s spouse, as custodian for the benefit of their minor children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 2,000 shares of Class A Common Stock reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(3)	Mr. Valette’s shares include options to acquire 21,625 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(4)	Mr. Tanner’s shares consist of options to acquire 35,741 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(5)	Mr. Burwick’s shares include options to acquire 32,741 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(6)	Mr. Margolis’ shares include options to acquire 22,741 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(7)	Mr. Smalla’s shares include 3,468 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan.
(8)	Mr. Potter’s shares consist of 3,631 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan.
(9)	Mr. Troupe’s shares include 2,600 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan.
(10)	Mr. Fialkow’s shares consist of options to acquire 3,120 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(11)	Mr. Spillane’s shares consist of options to acquire 3,120 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(12)	Mr. Geist’s shares consist of 268 shares of Class A Common Stock purchased under the Company’s Investment Share Program that are not yet vested.
(13)	Information is based on a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., which reported sole voting power with respect to 1,000,672 shares and sole dispositive power with respect to 1,021,476 shares.
(14)	Information is based on a Schedule 13G filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc., which reported sole voting power with respect to 142,730 shares and sole dispositive power with respect to 805,633 shares.
(15)	Information is based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, which reported sole voting power with respect to 17,515 shares, shared voting power with respect to 1,246 shares, sole dispositive power with respect to 677,110 shares, and shared dispositive power with respect to 18,307 shares.
(16)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2017 by Tybourne Capital Management (HK) Limited, which reported sole voting power with respect to 0 shares, shared voting power with respect to 654,213 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 654,213 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and Executive Officers and persons who own more than 10% of our outstanding Class A Common Stock to file reports regarding their beneficial ownership of our stock with the SEC. Based solely upon a review of those filings furnished to us and written representations in the case of our Directors and Executive Officers, we believe all reports required to be filed under Section 16(a) with the SEC were timely filed in 2016.

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NOMINEES FOR BOARD OF DIRECTORS

The nominees for our Board of Directors have been proposed in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. Below are the nominees for election as Class A and Class B Directors, respectively, for a one-year term ending at the close of the 2018 Annual Meeting. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they represent a group of individuals with diverse skills and experience in the areas that we consider to be the most critical to our business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management.

Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

David A. Burwick

Independent Class A Director Nominee

Age: 55

Director Since: 2005

Committees: Nominating/Governance Committee (Chair), Compensation Committee

Other Public Company Directorships: None

In December 2012, Mr. Burwick was appointed President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in California. Prior to this role, starting in April 2010, Mr. Burwick served as President, North America of Weight Watchers International, Inc., a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick previously had been Senior Vice President and Chief Marketing Officer of PepsiCo North American Beverages, headquartered in Purchase, New York, until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience in marketing consumer products. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies. Mr. Burwick’s broad senior management experience is also an asset to our Compensation Committee, on which he has served since May 2005, including as Chair from May 2006 to May 2013, and our Nominating/Governance Committee, on which he has served since May 2005.

Michael Spillane

Independent Class A Director Nominee

Age: 57

Director Since: 2016

Committees: Compensation Committee (Chair)

Other Public Company Directorships: None

Mr. Spillane currently serves as President of Product & Merchandising at Nike, Inc., a publicly-traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since April 2016. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including Vice President and General Manager of Global Footwear from May 2015 to April 2016 and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private.

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Jean-Michel Valette

Independent Class A Director Nominee

Age: 56

Director Since: 2003; Lead Director since 2013

Committees: Nominating/Governance Committee, Audit Committee

Other Public Company Directorships: Select Comfort Corporation

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He is also Chairman of the Board and a member of the Audit Committee of Select Comfort Corporation (NASDAQ: SCSS), a Minneapolis-based bedding company. Until November 2012 he was Chairman of the Board and a member of the Audit and Nominating/ Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company; since then he is a Director and Chairman of its Audit and Valuation Committees. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of Boston Beer.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than twenty-five years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette served as the Chair of our Nominating/Governance Committee from May 2004 until May 2013 and has served as a member of our Audit Committee since May 2003. He was named Boston Beer’s Lead Director in May 2013.

Nominees for Class B Director

David P. Fialkow

Independent Class B Director Nominee

Age: 58

Director Since: 2016

Committees: –

Other Public Company Directorships: None

Mr. Fialkow is Managing Director of General Catalyst Partners, a venture capital firm with offices in Boston, New York, and California that he co-founded in 2000. In his capacity as Managing Director at General Catalyst Partners, he serves on the Board of Directors on a number of privately-held companies. Prior to that, he co-founded and sold four companies: National Leisure Group, Alliance Development Group, Retail Growth ATM Systems, and Starboard Cruise Services. His focus areas include travel, financial services, and e-commerce. Mr. Fialkow also sits on the boards of various not-for-profit entities, including the Pan-Mass Challenge, Facing History and Ourselves, and Debate Mate.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Fialkow has extensive entrepreneurial, operational, senior management, and board-level experience, including in the areas of venture capital, technology, consumer marketing, specialty retail, and corporate governance.

Cynthia A. Fisher

Class B Director Nominee

Age: 56

Director Since: 2012

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consults to corporate boards and executive management teams. She also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly-held real estate investment trust. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as CEO of Viacord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company and successor to ViaCord, which went public in 2005. Ms. Fisher served as ViaCell’s President from 2000 to 2001 and as a member of its Board of Directors until 2002. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman of the Board of Directors.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher serves on the Board of Directors of another public company and on the Board of Directors of several not-for-profit businesses, including Water.org, the Advisory Board of Harvard Medical School for Systems Biology, and the Board of Advisors for the Micheli Center for Sports Injury Prevention. She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

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C. James Koch

Class B Director Nominee

Age: 67

Director Since: 1995

Committees: None

Other Public Company Directorships: None

Mr. Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. He also served as the Company’s Secretary and Clerk until May 2010. Prior to founding Boston Beer, he worked as a consultant for an international consulting firm, with a focus on manufacturing.

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-three years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, is a testament to his skill in brewing, strategy, brand development, and industry leadership.

Martin F. Roper

Class B Director Nominee

Age: 54

Director Since: 1999

Committees: None

Other Public Company Directorships: Lumber Liquidators, Inc.

Mr. Roper is Boston Beer’s President and Chief Executive Officer, a position he has held since January 2001. Mr. Roper joined Boston Beer as Vice President of Manufacturing and Business Development in September 1994, became the Chief Operating Officer in April 1997, and became President and Chief Operating Officer in December 1999. In April 2006, Mr. Roper joined the Board of Directors of Lumber Liquidators, Inc. (NYSE: LL), a Virginia-based hardwood flooring retailer, where he serves as Chair of its Compensation Committee and a member of its Audit Committee. Prior to joining Boston Beer, he worked as a strategy consultant and led small manufacturing companies in turn-around situations.

On February 2, 2017, Mr. Roper announced his plans to retire, and has agreed to step down as CEO and a Director when a successor is appointed and commences service, while remaining employed until February 28, 2018 or such later date as he and his successor agree.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Roper’s experience, both prior to and since joining Boston Beer, provides strength in operations, strategy, finance, public company corporate governance, and general management.

Gregg A. Tanner

Independent Class B Director Nominee

Age: 60

Director Since: 2007

Committees: Audit Committee (Chair)

Other Public Company Directorships: SunOpta Inc.

Mr. Tanner is currently an Advisor for Dean Foods Company (NYSE: DF), a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States, located in Dallas, Texas. He served as the company’s Chief Executive Officer from November 2012 until December 2016. Prior to serving as CEO, Mr. Tanner served as the Chief Supply Chain Officer and President of its Fresh Dairy Direct division since November 2007. From July 2006 through October 2007, Mr. Tanner was Senior Vice President of Global Operations for The Hershey Company of Hershey, Pennsylvania. He was with ConAgra Foods of Omaha, Nebraska from September 2001 through July 2005, holding the position of Senior Vice President, Retail Supply Chain from June 2002 through July 2005. Prior to that, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. In January 2017, Mr. Tanner joined the Board of Directors of Sun Opta Inc., a global organic food company specializing in sourcing, processing, and packaging of natural and certified organic food products.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Tanner has more than thirty-five years of operations, supply chain management, and general management experience in the food and beverage industry, with significant experience in risk management. He also qualifies as a financial expert in that he has overseen profits, losses, and balance sheets in senior executive roles for S&P 500 companies. Mr. Tanner has been a member of our Audit Committee since he joined the Board in December 2007.

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CORPORATE GOVERNANCE

We are committed to having effective corporate governance and high ethical standards because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on our investor relations website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of the Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

In recent years, the Board has consisted of eight Directors, comprised of three Directors who were elected by the Class A Stockholders and five Directors who were elected by the Class B Stockholders. In February 2016, the Board fixed the number of Directors to be elected at the 2016 Annual Meeting at nine, increasing the number of Class B Directors from five to six, with the intention that the Board would eventually return to its historical composition of eight Directors. In keeping with this intention, in March 2017 the Board fixed the number of Directors to be elected at the 2017 Annual Meeting at eight, decreasing the number of Class B Directors from six back to five. In connection with this determination, Mr. Margolis removed himself from consideration as a nominee for reelection in 2017.

All three of the individuals standing for reelection as Class A Directors in 2017 – David A. Burwick, Michael Spillane, and Jean-Michel Valette – and two of the five individuals standing for reelection as Class B Directors – David P. Fialkow and Gregg A. Tanner – constituting a majority of the Board of Directors, have no material relationship with Boston Beer (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. Only independent Directors serve as members of the Audit, Compensation, and Nominating/Governance Committees.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of beer quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

On May 29, 2013, upon the recommendation of the Nominating/Governance Committee, the non-management members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-management members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a lead capacity to coordinate the activities of the other non-management Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-management Directors and reporting to the full Board and management concerning such meetings; (iii) reviewing Board agendas in collaboration with the Chairman and CEO and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO and other Directors; (v) serving as the principal liaison for consultation and communication between Directors and stockholders; and (vi) advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The non-management Directors generally meet in executive sessions without management as part of each regularly-scheduled Board meeting. A portion of each executive session includes the Chairman and the one non-management Director who is not independent, and another portion includes only the independent Directors. The Lead Director leads these sessions, and at the conclusion of each executive session reports back to the Chairman and the CEO on the executive session discussions. The independent Directors met formally in executive sessions four times during Fiscal Year 2016.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee” and “Compensation Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes and the Compensation Committee reviews the risks associated with Boston Beer’s compensation practices.

Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other employees are required to report any proposed related party transactions to our Compliance Officer, who will bring them to the attention of the Audit Committee. Since the beginning of the last fiscal year, we have not entered into any transaction with any of our Directors, Executive Officers, their immediate family members, or any stockholder owning 5% or more of our outstanding stock, nor do we currently have any proposed transactions, in which Boston Beer is or was a participant and in which any such related person had or will have a direct or indirect material interest, except the following.

Mr. Koch is a party to a July 30, 2014 Author Contract (the “Flatiron Contract”) with Flatiron Books, a division of Holtzbrinck Publishers, LLC (“Flatiron”), related to the publication of his book entitled Quench Your Own Thirst: Business Lessons Learned Over a Beer or Two (the “Work”). While the Company is not a party to the Flatiron Contract, it covered a significant portion of the costs related to the creation and promotion of the Work, accounting for such costs as marketing expenses. As such, under an informal arrangement with Mr. Koch, the Company has been the recipient of all royalties payable under the Flatiron Contract. In March 2017, the Company and Mr. Koch entered into an assignment contract under which all intellectual property rights to the Work were formally assigned to the Company, subject to Mr. Koch’s right to reacquire such intellectual property rights from Boston Beer under certain circumstances and subject to certain conditions, commencing in 2019.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend meetings of stockholders.

During Fiscal Year 2016, there were four regular meetings and three special telephonic meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which he or she served.

All Directors attended the 2016 Annual Meeting of Stockholders in person, which was held at our brewery in Boston, Massachusetts. At this meeting, the Directors had the opportunity to meet directly with several of our individual stockholders, many of whom have held stock since our initial public offering in 1995.

Board Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. Membership on these committees is limited to independent Directors. Current membership of the committees is outlined in the below chart.

Director	Audit	Compensation	Nom/Gov
David A. Burwick		X	Chair
David P. Fialkow
Jay Margolis	X	X	X
Michael Spillane		Chair
Gregg A. Tanner	Chair
Jean-Michel Valette	X		X

Ms. Fisher, Mr. Koch, and Mr. Roper are not independent Directors. Mr. Margolis is not a nominee for reelection in 2017. The Board and the Nominating/Governance Committee intend to assess the composition of each of the committees and fill any vacant positions following the completion of the 2017 Annual Meeting of Stockholders.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as applicable. On February 12, 2014, the Board voted to amend the Corporate Governance Guidelines and the Charters for the Audit, Compensation, and Nominating/Governance Committees. Effective as of October 8, 2014, and February 10, 2016, the Board again amended the Compensation Committee Charter. Copies of the respective charters, as amended and currently in effect, are available on Boston Beer’s investor relations website, www.bostonbeer.com. The function of each committee and attendance during 2016 are described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting, and the fees for such audits; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other risks that may have a significant impact on the Company’s financial statements. Each year, the Audit Committee reviews its charter and its performance, and issues an annual report for inclusion in the Proxy Statement.

The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer’s business. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Internal Audit and with representatives of the Company’s independent registered public accounting firm, and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2016 included brand and innovation, employee engagement, scalability for growth and complexity, safety, product quality, and regulatory and legal compliance. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its Cass A Common Stock. In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intention to sell Boston Beer stock during a corresponding time period, that member recuses himself from discussions regarding the pricing parameters under the proposed 10b5-1 Plan.

The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times in 2016, with all members being in attendance and participating at all of those meetings. The CEO, the CFO, and the Chief Accounting Officer also attended each of the meetings, but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of Boston Beer’s Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for the Directors and Executive Officers. The Committee provides general oversight of Boston Beer’s compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers of the Company; reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and other Executive Officers; evaluates the performance of the Chairman and the CEO and other Executive Officers in light of those goals and objectives; and sets the compensation level for the Chairman, the CEO, and the other Executive Officers.

In cooperation with the independent Directors, members of the Compensation Committee perform an annual evaluation of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers. The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officers, but with respect to the Company as a whole. In carrying out its responsibilities, the Compensation Committee reports to the Board of Directors on a regular basis; reviews its own performance; reviews and reassesses the adequacy of its charter, and recommends to the Board of Directors for its approval any proposed changes to the Committee Charter. The Committee also issues an annual report for inclusion in the Proxy Statement.

In February 2013, the Compensation Committee considered and recommended to the Board the adoption of equity ownership guidelines for Directors and Executive Officers of the Company, which guidelines are more specifically discussed in the CD&A section of this Proxy Statement. It also reviewed and supported the recommendation of the Nominating/Governance Committee regarding the adoption of a formal policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and other employees who are privy to material non-public information. Both policies were unanimously adopted by the Board in February 2013 and later incorporated into the Corporate Governance Guidelines and the Compensation Committee Charter. The Compensation Committee has subsequently reviewed the progress made on the equity ownership guidelines on an annual basis, which progress is discussed in more detail under the heading “Additional Compensation Policies and Practices” in this Proxy Statement.

On December 9, 2015, based on the Compensation Committee’s recommendation, the Board of Directors amended our Employee Equity Incentive Plan, or the “EEIP”, to increase the number of Class A Shares issuable under the plan by 700,000 shares, which increase was ratified by the Class B Stockholders. A copy of the currently effective EEIP was attached as Exhibit D-2 to our Annual Report on Form 10-K filed with the SEC on February 18, 2016.

The Compensation Committee amended its Charter on February 10, 2016 to add an obligation to review any performance-based compensatory arrangements for any Executive Officers or employees that could potentially result in payouts by the Company in excess of $1 million.

The Compensation Committee met four times in 2016, one of which was a joint meeting with the Nominating/Governance Committee. All members of the Compensation Committee attended and participated in all of the meetings. The Chairman and CEO also attended each of the meetings.

The CD&A and the Report of the Compensation Committee are included in this Proxy Statement.

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending to the Board nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and Board succession planning.

The Nominating/Governance Committee, acting independently, but also in concert with the Class B Stockholders, who elect the majority of the Board under Boston Beer’s Articles of Organization, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. The Committee also reviews director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders, and makes recommendations to management and/or the Board of Directors for improvements; all in order to ensure the adequacy of our corporate governance practices and policies.

Each year, the Nominating/Governance Committee formally reviews its charter and its performance as well as the adequacy of Boston Beer’s Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. Additionally, the Nominating/Governance Committee oversees the annual self-evaluation process for the full Board of Directors and each of the standing committees.

The Nominating/Governance Committee met four times in 2016, one of which was a joint meeting with the Compensation Committee. All members of the Committee attended and participated in each of the meetings.

In February 2015, the Nominating/Governance Committee reviewed and approved a revised Insider Trading Policy for the Company, applicable to all Directors, Executive Officers, and employees. The revised policy clarifies the permissibility of trading during certain open trading windows for Company insiders and the use of approved Rule 10b5-1 Plans for permissible trading outside those windows.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Committee identifies those attributes, qualifications, skills, and experience that Committee members believe should be reflected on the Board as a whole. Then the Committee reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees and seeks input from the full Board on opportunities to strengthen the Board. The Committee also meets with Mr. Koch, who holds the voting rights to all of the Company’s Class B Common Stock, which entitle him to elect a majority of the members of the Board under Boston Beer’s Articles of Organization.

The Nominating/Governance Committee identifies potential Director candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board does not have a formal policy on diversity, the Nominating/Governance Committee considers and discusses diversity in selecting Director nominees. The Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives on the Board can result in more thoughtful deliberations.

In 2015, the Committee concluded that the Board might benefit from the addition of one or more members with relevant business experience in the areas of consumer goods and digital marketing and strategy. As a result, the Committee engaged an executive search firm to identify potential candidates who could fulfill those needs. In late 2015 and early 2016, numerous candidates were interviewed and discussed, resulting in the addition of two new members of the Board, Mr. Spillane and Mr. Fialkow. As the Nominating/Governance Committee anticipated, their experience and expertise have broadened the Board’s overall business perspective.

As discussed under the heading “Director Independence”, in March 2017 the Board fixed the number of Directors to be elected at the Annual Meeting at eight, decreasing the number of Class B Directors from six back to five, in order to correlate more closely to the historical composition of the Board. In connection with this determination, Mr. Margolis removed himself from consideration as a nominee for reelection in 2017.

The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company. The Committee has weighed the potential advantage of bringing “new blood” to the Board versus the disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Committee believes that the Board’s annual self-evaluation process serves as an appropriate alternative to term limits.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year. In making their evaluation, members of the Nominating/Governance Committee include a review of a candidate’s directorships in other public companies, as well as involvement in any regulatory or legal proceedings, or any sanctions or orders imposed by any self-regulatory organization.

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Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Response to 2016 Annual Meeting and Stockholder Feedback

In 2016, all of Boston Beer’s Class A Directors were elected by a majority of votes cast. In fact, as reported in the Company’s Current Report on Form 8-K filed with the SEC on May 31, 2016, Mr. Burwick received a favorable vote of 96.7% of the votes cast, Mr. Spillane received a favorable vote of 99.6% of the votes cast, and Mr. Valette received a favorable vote of 96.1% of the votes cast.

In recent years, we have made continuous efforts to improve our communication with stockholders. We also strengthened our corporate governance through the adoption of additional policies and procedures, including the adoption of an executive compensation clawback policy, the adoption of a policy banning hedging or pledging of Boston Beer stock, the establishment of equity ownership guidelines, and the adoption of a revised Insider Trading Policy. We intend to continue these efforts to maintain a strong corporate governance structure and engage in open communications with our stockholders.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

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DIRECTOR COMPENSATION

Compensation Summary

A summary of the elements of compensation for non-management Directors is set forth below:

Applies to	Payment For	Compensation	Payable(1)
All Non-Management Directors	One-time Award	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)	Upon first-time election to the Board
All Non-Management Directors	Annual Award	Option for shares of Class A Common Stock valued at $115,000 as of the date of grant(2)	Upon each election to the Board
All Non-Management Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance Committee	Annual Retainer	$9,000	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee

(1)	All retainers and the annual option grant are pro-rated if the non-management Director is appointed after the annual meeting of stockholders.
(2)	All option awards to non-management Directors are granted under our Non-Employee Director Stock Option Plan, as amended and restated (the “Director Option Plan”). As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of shares of Class A Common Stock registered under the Director Option Plan is 550,000 shares, with 88,893 remaining shares available for issuance as of December 31, 2016. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the binomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares. On March 9, 2016, at a special joint meeting of board and Class B Stockholders, the Director Option Plan was amended to extend the term for an additional 10 years. The plan’s expiration date is May 21, 2026.

Director Compensation for Fiscal Year 2016

The following table sets forth certain information concerning the 2016 compensation of all Directors, except for CEO Martin Roper. Information regarding the compensation of Mr. Roper, a Named Executive Officer, may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)	All Other Compensation	Total
David A. Burwick	$41,000	$114,966	$0	$155,966
David P. Fialkow	$30,000	$229,932	$0	$259,932
Cynthia A. Fisher	$30,000	$114,966	$0	$144,966
C. James Koch(4)	$0	$223,226	$479,461	$702,687
Jay Margolis	$44,000	$114,966	$0	$158,966
Michael Spillane	$40,000	$229,932	$0	$269,932
Gregg A. Tanner	$45,000	$114,966	$0	$159,966
Jean-Michel Valette	$52,000	$114,966	$0	$166,966

(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2016, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2016 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 22, 2017.
(2)	On May 25, 2016, upon election to the Board of Directors, each non-management Director was granted an option under the Director Option Plan to purchase 1,560 shares of Class A Common Stock at an exercise price of $157.58, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. Additionally, Mr. Fialkow and Mr. Spillane were each also granted a second option to purchase 1,560 shares of Class A Common Stock at an exercise price of $157.58 in recognition of their first-time election to the Board.

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(3)	As of December 31, 2016, the aggregate number of shares subject to stock options held by Directors who are not Named Executive Officers is shown below:

Name	Number of Option Shares
David A. Burwick	32,741
David P. Fialkow	3,120
Cynthia A. Fisher	10,222
C. James Koch	19,531
Jay Margolis	25,241
Michael Spillane	3,120
Gregg A. Tanner	35,741
Jean-Michel Valette	21,625

(4)	As a management Director, Mr. Koch is not eligible to receive Director Fees or option awards under the Director Option Plan. Mr. Koch’s compensation for Fiscal Year 2016 consisted of a base salary of $405,000, a bonus of $64,719, an equity grant valued at $223,226, 401(k) matching contributions of $8,450, and life insurance and disability premiums valued at $1,292. Mr. Koch’s 2016 base salary was unchanged from his 2015 base salary. He was eligible to receive a target bonus of 100% of his base salary, which percentage was unchanged from 2015, based solely on the Company’s performance against the Company Goals. As the Company achieved 15.98% of the Company Goals in 2016, Mr. Koch received a bonus of $64,719 in early 2017. The 2016 equity grant to Mr. Koch is explained in more detail under the heading “Discretionary Stock Options” in this Proxy Statement.

EXECUTIVE OFFICERS

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal. William F. Urich, who served as Treasurer and Chief Financial Officer for a portion of 2016 and is thus a Named Executive Officer, retired in February 2016.

C. James Koch, 67, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was the Chief Executive Officer from that time until January 2001.

Martin F. Roper, 54, was appointed Boston Beer’s Chief Executive Officer in January 2001, and has been President of the Company since December 1999, after having served as our Chief Operating Officer since April 1997. He joined Boston Beer as Vice President of Manufacturing and Business Development in September 1994. On February 2, 2017, Mr. Roper announced his plans to retire, and has agreed to step down as CEO when a successor is appointed and commences service, while remaining employed until February 28, 2018 or such later date as he and his successor agree.

Cheryl A. Fisher, 58, was appointed Boston Beer’s Vice President, Human Resources in October 2016. She joined the Company in 2014 as Director, Human Resources for Brewing and Operations. Prior to joining Boston Beer, Ms. Fisher held several vice president or director-level positions in the human resources field, including roles with Houghton International Inc. in Valley Forge, PA from 2012 to 2014, Reynolds Packaging Group in Illinois from 2008 to 2012, and Alcoa Inc. in Pennsylvania from 1999 to 2008.

John C. Geist, 57, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 59, was appointed Boston Beer’s Vice President, Brewing effective January 2008, after serving as the Company’s Director of Quality and Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Tara L. Heath, 42, was appointed Vice President, Legal & Deputy General Counsel of Boston Beer in July 2016. She joined the Company in 1997 and has held various positions during that time, including Senior Corporate Counsel & Director of Regulatory Affairs from 2013 to 2016 and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Matthew D. Murphy, 48, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Jonathan N. Potter, 53, was appointed Boston Beer’s Chief Marketing Officer in August 2016. Prior to joining the Company, he held positions with Moet Hennessy USA (MH), a wine and spirits company headquartered in New York, New York. At MH, Mr. Potter held the position of Chief Marketing Officer and Executive Vice President for all brands from July 2012 to December 2015, and was appointed the Managing Director of its Chandon division in January 2016. Prior to that, he was Senior Partner and Chief Marketing Officer of McKinney Rogers International (USA), Inc., a global business execution consulting firm headquartered in New York, New York, from 2010 to 2012. From 1997 to 2010, Mr. Potter held a number of positions around the globe with Diageo, a multinational alcoholic beverages company, finishing his career there as Chief Marketing Officer for Diageo North America.

Frank H. Smalla, 51, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012.

Quincy B. Troupe, 50, was appointed Senior Vice President, Supply Chain in January 2016. Mr. Troupe has over fifteen years of supply chain management experience in the consumer food industry. Prior to joining Boston Beer, he served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc. from 2013 to 2015, and as Vice President, Supply Chain for Campbell North America from 2010 to 2013. Prior to joining Campbell Soup, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997 to 2010.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section of the Proxy Statement, we will describe the important components of the executive compensation program for our Named Executive Officers. In 2016, our Named Executive Officers were:

•	Martin F. Roper, President and Chief Executive Officer

•	Frank H. Smalla, Treasurer and Chief Financial Officer

•	William F. Urich, former Treasurer and Chief Financial Officer

•	John C. Geist, Chief Sales Officer

•	Jonathan N. Potter, Chief Marketing Officer

•	Quincy B. Troupe, Senior Vice President, Supply Chain

Mr. Urich held the position of Treasurer and Chief Financial Officer until his retirement in February 2016.

In addition to providing an overview of our executive compensation program, this section also explains how and why the Compensation Committee determined the specific compensation policies and decisions involving the Named Executive Officers.

Executive Compensation Summary

CEO Compensation

Mr. Roper has held the position of President and CEO since January 2001. On February 2, 2017, Mr. Roper announced his plans to retire, and has agreed to step down as CEO when a successor is appointed and commences service, while remaining employed until February 28, 2018, or such later date as he and his successor agree. The Board of Directors has created a search committee and retained an executive search firm to assist in identifying and evaluating the best candidates to succeed Mr. Roper as CEO. In connection with his planned retirement, the Company and Mr. Roper entered into the Retirement Letter Agreement on February 2, 2017, which provides the terms and conditions for Mr. Roper’s continued employment with the Company until his planned retirement. On that same date, the Company and Mr. Roper also entered into the Restrictive Covenant Agreement, which outlines certain duties and responsibilities that may remain in effect following his retirement. These agreements are described in more detail in this Proxy Statement under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.” Full copies of the Retirement Letter Agreement and the Restrictive Covenant Agreement were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2017.

The mix of Mr. Roper’s potential compensation in 2016 included salary, performance-based bonus opportunities, and equity in the form of the 2016 CEO Option, which requires continued employment and appreciation in the Company’s stock price in excess of a specified market index at the time of vesting and exercise in order to have value. In light of Mr. Roper’s announced retirement plans, it is not expected that the 2016 CEO Option will vest as to any shares. Mr. Roper’s total potential compensation in 2016 is set forth in the following chart:

CEO COMPENSATION MIX IN 2016
Salary	$783,000
Bonus Earned	$100,099
Bonus Not Earned	$526,301
Other Compensation	$9,742
2016 CEO Option, which is not expected to vest	$22,499,981	(1)
Total Actual Compensation including 2016 CEO Option	$23,392,822
Total Actual Compensation excluding 2016 CEO Option	$892,841

(1)	Accounting value of the 2016 CEO Option on the date of the grant, as explained in more detail later in this section. The full accounting value of the equity award is reported in the year of the grant, regardless of whether the CEO ultimately realizes any income from the award.

Mr. Roper’s Fiscal Year 2016 base compensation of $783,000 was unchanged from his base compensation in Fiscal Year 2015. He was also eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against the Company Goals.1 As outlined in more detail under the heading “Cash Incentive Bonuses” of this Proxy Statement, the Company achieved 15.98% of its Company Goals in 2016, resulting in a bonus of $100,099 for Mr. Roper that was paid in early 2017.

1	For the purposes of this Proxy Statement, the total bonus potential of the Company’s Named Executive Officers is shown as the “target” bonus potential in the event that the Officer achieved the 100% target bonus as a result of the Company achieving 100% of the Company Goals in Fiscal Year 2016. As described in more detail under the heading “Cash Incentive Bonuses”, the Company provided a bonus opportunity for its Named Executive Officers for a payout of up to 150% bonus potential in the event that the Company’s performance significantly exceeded the target expectations of the Company Goals.

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CEO Option Grants

Boston Beer has not historically awarded equity grants to Mr. Roper on an annual cycle. Until 2016, the last equity award he received was the 2008 CEO Option, an option grant of 753,864 Class A Shares, effective January 1, 2008, that required both continued employment and outperformance of the Company’s stock price. The 2008 CEO Option provided for vesting in five equal installments on January 1 in each of the years 2014 to 2018, subject to Mr. Roper’s continued employment with the Company on the corresponding vesting dates. The 2008 CEO Option also requires appreciation in the Company’s stock price since the date of grant to exceed a specified market index and caps Mr. Roper’s appreciation opportunity at $70.00 per share. The 2008 CEO Option expires with respect to certain shares on December 31, 2017, and with respect to certain other shares on December 31, 2018, subject to earlier termination based on the following conditions: (1) the expiration of twelve months after Mr. Roper ceases to be an employee of the Company, regardless of the reason; or (2) certain “Change in Control” situations, subject to Mr. Roper’s right to participate in the transaction giving rise to the change in control, as more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below. The fair value of the 2008 CEO Option was fixed at the time of grant for reporting purposes at $6,339,996.

A total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2016, all of which were exercised by Mr. Roper and sold during the 2016 Fiscal Year, with Mr. Roper realizing gross income of approximately $10.6 million.

The 2016 CEO Option was granted to Mr. Roper on January 1, 2016 and is for a total of 574,507 Class A Shares. The expectation underlying the 2016 CEO Option is that the grant would not provide any value to Mr. Roper unless the Company’s stock price outperforms a specified market index. The grant was authorized and approved by the Compensation Committee, the Board of Directors, and the Class B Stockholders. Details of the 2016 CEO Option are set forth below. The fair value of the 2016 CEO Option was fixed at the time of grant for reporting purposes at $22,499,981.

The 2016 CEO Option is not scheduled to begin to vest until January 1, 2019. Accordingly, in light of Mr. Roper’s announced intention to retire from the Company in or around February 2018, it is not expected that any portion of the 2016 CEO Option will vest and therefore Mr. Roper will likely not realize any income from the 2016 CEO Option.

While we expect that the 2016 CEO Option will not vest as a result of Mr. Roper’s anticipated retirement prior to the first scheduled vesting date, we feel that it is nonetheless appropriate to share with our stockholders the details of the grant, which are as follows:

•	Vests in five equal annual installments on January 1 in each of the years 2019 to 2023, subject to Mr. Roper’s continued employment with the Company;

•	Has a minimum per share exercise price of $201.91.

•	Subject to the minimum exercise price, has an actual per share exercise price equal to $201.91 multiplied by changes in the DJ Wilshire 5000 Index since the date of grant plus an annual escalation factor of 1.5 percentage points, so that the Company’s stock price must outperform the Index by 1.5 percentage points per year for the option to provide any value to Mr. Roper;

•	Has a capped value of $150.00 per share, in the event that Company’s stock price significantly outperforms DJ Wilshire 5000 Index, even after taking into account the escalation factor, therefore capping Mr. Roper’s income opportunity;

•	Includes a double-trigger Change in Control vesting acceleration provision that requires both a Change in Control and subsequent termination without cause or good reason for vesting to accelerate, with the extent of the acceleration dependent on the timing of the Change in Control; and

•	Expires on December 31, 2025, subject to earlier termination following the expiration of twelve months after Mr. Roper ceases to be an employee of the Company or a successor company following a Change in Control, regardless of the reason, subject to Mr. Roper’s right to participate in the transaction giving rise to a Change in Control.

For additional details, a copy of the 2016 CEO Option is attached as Exhibit No. 10.15 to the Company’s Annual Report on Form 10-K for Fiscal Year 2015, filed with the SEC on February 18, 2016.

Mr. Roper has not received any equity awards in 2017, and no additional equity awards to Mr. Roper are contemplated.

Other Named Executive Officer Compensation

In 2016, we added new members to our senior leadership team and another Named Executive Officer was promoted. The additions to the senior leadership team followed the retirements of former Treasurer and Chief Financial Officer William F. Urich in February 2016, former Vice President, Operations Thomas W. Lance in March 2016, and former Vice President, Brand Development Robert P. Pagano in March 2016.

On January 1, 2016, Mr. Geist was promoted to Chief Sales Officer, after serving as Vice President of Sales from 2007 through 2015. At the time of the promotion, he was granted an option award valued at $4,837,771, for the purpose of long-term retention and as recognition of his past and expected future contributions to the Company.

The Company hired Mr. Smalla in January 2016, in the interim position of Senior Vice President, Finance, with the understanding that he would be promoted to Treasurer and Chief Financial Officer in February 2016 upon Mr. Urich’s retirement. In connection with Mr. Smalla’s hiring, he was granted a time-based option award valued at $3,999,991 and a restricted stock award valued at $999,944, as incentives to join and remain with the Company over the long-term. Mr. Urich, who retired on February 19, 2016, did not receive any equity awards in 2016. Mr. Smalla was formally promoted to Treasurer and Chief Financial Officer upon Mr. Urich’s retirement.

The Company hired Mr. Troupe in February 2016 as Senior Vice President, Supply Chain. In connection with his hiring, he was granted a time-based option award valued at $1,999,952 and a restricted stock award valued at $749,814, as incentives to join and remain with the Company over the long-term.

The Company hired Mr. Potter in August 2016 as Chief Marketing Officer. In connection with his hiring, he was granted a time-based option award valued at $2,749,955 and a restricted stock award valued at $599,841, as incentives to join and remain with the Company over the long-term. Additionally, the Company agreed that Mr. Potter would receive a hiring bonus of $250,000 on March 10, 2017, conditioned on his continued employment with the Company on that date and repayable on a prorated basis should he voluntarily resign or be terminated for cause within 12 months following such payment.

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None of the Named Executive Officers have received equity awards in 2017 to date.

As a result of these grants, our other Named Executive Officers’ aggregate compensation for Fiscal Year 2016 was weighted heavily towards equity awards. As shown in the chart below, of the total potential compensation of our other Named Executive Officers, in the aggregate, salary constituted 8.7%, bonus earned (paid in 2017 based on 2016 performance) constituted 0.8%, bonus not earned constituted 4.1%, and equity awards constituted 86.4% (where the full accounting value of the equity award is reported in the year granted).

OTHER NEO COMPENSATION MIX IN 2016

Salary	8.7%
Bonus Earned	0.8%
Bonus Not Earned	4.1%
Equity Grants	86.4%

The actual compensation paid to each of our Named Executive Officers, including further details on their respective equity grants, is discussed under the heading “Fiscal Year 2016 Named Executive Officer Compensation and Performance” of this Proxy Statement. The Company believes its mix of potential compensation for our other Named Executive Officers in 2016 was consistent with the goals of our executive compensation program. Moreover, based on information gathered during the interview and hiring process for these open positions, and other data available to the Company, we believe that the compensation was appropriate to attract and retain talent to serve the Company in these key roles.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company performance and equity awards with performance-based vesting linked to depletions growth and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achieving the Company’s strategy and goals and delivering strong company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with a distinctive overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentive bonuses, and equity incentive awards.

These compensation packages are designed to:

•	provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on company performance, thereby increasing stockholder value;

•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and

•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described below:

Base Salary

Base salaries are designed to provide a fixed level of competitive income that reflects the individual’s level and scope of responsibility and level of performance.

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Cash Incentive Bonus (Short-term Incentive)

Cash incentive bonus opportunities are designed to motivate, focus and reward our Executive Officers for the achievement of specific Company-wide performance goals that are approved annually by the Compensation Committee.

Equity Incentive Awards (Long-term Incentive)

Equity incentive awards are designed to provide Executive Officers and other selected employees a reward for delivering long-term stockholder value, so as to align the interests of our key employees with the interests of our stockholders. Equity incentive awards are also an effective tool for attracting and retaining executives and other key employees. Equity incentive awards for Executive Officers are primarily in the form of stock option grants, which vest over a number of years, and typically have a term of ten years. Certain of the options granted in recent years provide that vesting is contingent on the Company meeting certain depletions criteria during the year of the option grant. The most recent performance-based option grants awarded to two Executive Officers in 2017 included performance targets based on overall Company depletions over a three-year period. Once the number of shares that are eligible to vest is determined, the eligible shares generally vest annually over a five-year period commencing on the date of grant, although the most recent performance-based option grants had a three-year vesting period after the three-year performance period. On occasion, options with time-based vesting have been granted to Executive Officers and senior managers, with vesting delayed for a number of years as an incentive to remain with the Company.

In addition, some Executive Officers and other key employees receive restricted stock awards that typically vest over a five-year period. The Company has also awarded restricted stock awards with shorter vesting schedules to Executive Officers upon hiring, to facilitate the recruitment of highly competent executives.

Eligible Boston Beer employees, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP”, where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer employees are referred to in this Proxy Statement as “ISP Eligible Employees.” ISP Eligible Employees generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an Employment Agreement with Boston Beer.

Our employee stock option grants, restricted stock awards, and the ISP form the framework of our Employee Equity Incentive Plan, or “EEIP.”

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers, including the EEIP. This also includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, the CEO, and the other Executive Officers of the Company; evaluates achievement of those goals, taking into consideration the recommendations of the CEO; and sets the compensation level of the Chairman, the CEO, and the other Executive Officers based on this evaluation.

Consistent with Boston Beer’s objectives of attracting, rewarding, motivating, and retaining top-performing executives, the Compensation Committee endeavors to develop compensation structures for individual Executive Officers that reflect the responsibilities of their respective positions and are appropriate in light of market compensation levels for executives with comparable responsibilities, consider past achievements with the Company and the compensation awarded to them in the past, and provide financial incentives for superior performance in meeting the challenges facing the Company.

Components of Executive Compensation and Determination of Compensation Mix

Historically, total potential compensation of our Named Executive Officers was substantially weighted towards performance-based compensation. In 2015, salary constituted between 35% and 45% of the total compensation of our Named Executive Officers, with the balance being a mix of cash incentive bonuses and equity incentive awards. In 2016, the mix of total potential compensation for our Named Executive Officers was weighted heavily towards equity for the purposes of attracting new executives and ultimately for retention purposes due to the atypical number of new Executive Officers during the year. The Company anticipates that the total potential compensation mix of our Named Executive Officers in 2017 will be more weighted towards salary and cash incentive bonus contingent solely on Company performance. None of the Named Executive Officers have received equity awards to date in 2017.

For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and the proportion of variable, performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the value of the Company’s business.

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Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, tenure, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that allow us to attract and retain superior managers and that will enable us to deliver on our business goals. Base salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, taking individual and Company performance, individual responsibilities, and market data regarding peer group compensation into account. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

Cash Incentive Bonuses

Executive Officers have the opportunity to earn cash incentive bonuses tied to a percentage of their respective base salaries. Prior to Fiscal Year 2016, criteria for these cash incentive bonuses historically included a combination of: (1) qualitative and quantitative individual performance goals established each year for each executive; and (2) Company performance, measured by a set of shared Company-wide goals established annually by the Compensation Committee. The individual goals varied for each executive based on his or her responsibilities and role within the Company, and included financial or strategic measures, including, among others, sales, profitability, brand health, quality, cost reductions, developing organizational capabilities, and other strategic initiatives. On occasion, additional discretionary bonuses separate from those otherwise payable under the bonus goal structure have been given to Executive Officers, including the Named Executive Officers, by the Compensation Committee in recognition of exceptional performance during the year.

In 2015, the Compensation Committee substantially revised the cash incentive bonus program for Executive Officers and other employees for Fiscal Year 2016 and going forward, placing greater emphasis on the shared Company-wide goals in order to more directly align cash incentive bonus awards with overall Company performance. The new program also provides for increased bonus payout potential of up to 150% of target in the event that Company performance significantly exceeds target expectations in 2015 and 2016 and up to 250% in 2017, with the Compensation Committee also setting appropriately challenging targets in order for Executive Officers and employees to receive the higher potential payouts. In approving these changes, the Compensation Committee took into consideration input from the Company’s Executive Officers, discussions with an executive compensation consulting firm, a review of the compensation programs of the Company’s peer group, and information from incoming senior executives regarding their past compensation structures. The engagement of the executive compensation consulting firm and the Company’s peer group are more fully detailed under the heading “Compensation Assessments” below. The Compensation Committee believes that this change in the cash bonus incentive program will ensure greater alignment and focus on common goals, which will result in higher long-term performance by the Company.

The Company’s 2016 shared Company-wide goals, which we refer to herein as the “Company Goals”, consisted of achieving: (1) certain depletions growth targets in 2016 over 2015, which were weighted as 60% of the Company Goals; (2) certain EBITDA targets, which were weighted as 25% of the Company Goals; and (3) certain resource efficiency and cost savings targets, which were weighted as 15% of the Company Goals.

The 2016 cash incentive bonus goals for each of the Named Executive Officers, including the CEO, were based entirely on the level of achievement of the targets for these three Company Goals.1 Bonus goals for other employees were based on a combination of the Company Goals and other individual goals related more specifically to their respective job roles and potential impact on the Company’s growth. Bonus payouts were determined in accordance with a scale that provides for between 0% and 150% payout, based on the Company’s performance against the Company Goals. Assessment of the achievement of the Company Goals is within the purview of the Compensation Committee.

The Compensation Committee met in February 2017 and reviewed the Company’s performance against the scale of Company Goals for Fiscal Year 2016. The Committee determined that the Company achieved 15.98% of its Company Goals in 2016 and correspondingly approved the bonus payouts of the Company’s Executive Officers. In making this assessment, the Committee determined that the Company did not achieve any of its depletions or EBITDA targets, but that it hit certain resource efficiency targets, reflecting the Company’s focus on cost-savings and efficiency initiatives. The bonuses for each of the Company’s Named Executive Officers is outlined in more detail under the heading “Fiscal Year 2016 Named Executive Officer Compensation and Performance.”

1	The 2016 cash incentive bonus goals for the Company’s other Executive Officers were based primarily on the level of achievement of the Company Goals. In 2017, the cash incentive bonus goals of all Executive Officers will be based entirely on the level of achievement of the Company Goals.

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Equity Incentive Awards and the ISP

Discretionary Stock Options

Under our EEIP, certain employees are eligible to receive stock option grants. While generally granted on an annual basis in January, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as a part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such options may have vesting and performance criteria that differ from the annual grants.

Historically, most of the options granted by the Company vest in equal annual installments over a five-year period, conditioned on continued employment with Boston Beer, and have a term of ten years until expiration. On occasion, options may vest over a shorter or longer period of time. During the last several years, options have been granted only to Executive Officers and select senior managers of the Company, certain of which are contingent on the Company achieving certain performance criteria, such as target depletion or growth goals in the fiscal year(s) immediately following the date of grant. By way of illustration, the number of shares, if any, as to which a performance-based option may subsequently become exercisable is dependent upon the Company’s performance measured against a benchmark set by the Board of Directors on the recommendation of the Compensation Committee. These performance-based options frequently have two to three tiers of criteria and provide that, in the event the criteria in either tier or all tiers are not met, the option lapses as to a portion or all of the shares that would have vested had the performance criteria been satisfied. As discussed under the heading “Equity Incentive Awards”, performance equity grant criteria have historically been based on Company performance over a one-year period, while occasionally being on Company performance over multiple years. The most recent performance-based option grants granted to two Executive Officers are based on Company performance over a three-year period.

The Compensation Committee believes that stock option grants are an effective way to reward Executive Officers and senior managers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention of the executives and senior managers and to align their rewards with the interests of stockholders. The Compensation Committee has also granted time-based vesting options to certain Executive Officers to encourage retention or to provide appropriate incentives for new employees.

In October of each year, the CEO makes preliminary recommendations to the Compensation Committee, after consultation with the Chairman, for stock option grants to Executive Officers and senior managers, taking into account his assessment of each executive’s expected future contributions to the Company, as well as past performance. The CEO also makes recommendations as to the criteria to be met for performance-based options to vest. In December, the CEO makes final recommendations to the Committee after consultation with the Chairman. Periodically and as part of this process, the Chairman also discusses with the Compensation Committee the status of the equity incentives in place for the CEO. The Compensation Committee makes its decisions and submits them to the Board of Directors for ratification and approval, with grants effective January 1 of the following year and priced at the fair market value as of January 1. When determining the number of shares to be subject to a stock option grant and the vesting criteria, the Compensation Committee, while considering the recommendations of the CEO, makes its determination based on the various factors mentioned above. On occasion, options are granted at other times of year as discussed above.

The Compensation Committee also reviews any employment offers made to new senior executives that contain equity grants; any such grant is conditioned on approval of the Compensation Committee. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

In 2016, upon the recommendation of the Compensation Committee, the Board of Directors granted option awards to ten Executive Officers for a total of 745,731 shares. These option awards included:

•	The 2016 CEO Option to Mr. Roper for a total of 574,507 shares, as described in more detail under the heading “CEO Compensation.” Due to Mr. Roper’s announced retirement plans, the 2016 CEO Option is not expected to vest as to any shares.

•	Time-based option awards for an aggregate total of 102,633 shares to Mr. Smalla, Mr. Potter, and Mr. Troupe in connection with their respective hirings. These options each have a vesting schedule of 20% per year, with the first vesting on the anniversary of the grant date in 2019 and the final vesting on the anniversary of the grant date in 2023, contingent on continued employment with the Company on the respective vesting dates.

•	A time-based option award to Mr. Geist on January 1, 2016, for a total of 50,096 shares in connection with his promotion to Chief Sales Officer. The shares will vest 25% per year, with the first vesting on the anniversary of the grant date in 2021 and the final vesting on the anniversary of the grant date in 2024, contingent on continued employment with the Company on the respective vesting dates.

•	A time-based option award to Mr. Murphy on January 1, 2016, for a total of 10,387 shares in connection with his promotion to Chief Accounting Officer. Of those shares, 6,232 will vest on January 1, 2021, 1,038 will vest on January 21, 2022, and 1,039 will vest on January 1 in each of the years 2023 to 2025, contingent on continued employment with the Company on the respective vesting dates.

•	Performance-based contingent-vesting option awards to Mr. Koch and three other Executive Officers on January 1, 2016, for an aggregate total of 8,108 shares. These shares had a vesting schedule of 20% per year starting on March 1, 2017 and then on January 1 in each of the years 2018 to 2021. Vesting of these options was contingent upon the Company meeting certain pre-established depletions goals, with 100% of the option shares vesting in accordance with the respective vesting schedule if the Company’s percentage increase in depletions in 2016 over 2015 equaled or exceeded 4%; 75% vesting if the Company’s percentage increase in depletions in 2016 over 2015 equaled or exceeded 2.5% but did not equal or exceed 4%; 50% vesting if the Company’s depletions in 2016 equaled or exceeded its 2015 depletions but the increase did not equal or exceed 2.5%, all contingent on continued employment with the Company on the respective vesting dates. Two of these Executive Officers left the Company in 2016 and therefore the options lapsed. In February 2017, the Compensation Committee determined that the performance criteria for these options had not been met, and therefore no shares vested.

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Additionally, in 2016, one senior manager was granted an option for 20,038 shares, with both performance-based and time-based vesting conditions. Another senior manager was granted a performance-based contingent vesting option for 20,681 shares.

With the exception of the 2016 CEO Option, each of the option awards granted to the Company’s Executive Officers and senior managers in Fiscal Year 2016 included a double-trigger clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the Optionee without cause or good reason within 12 months of the Change in Control. The 2016 CEO Option includes an identical double-trigger contingency, but only provides for vesting of a limited number of shares upon such an occurrence according to a pre-established schedule. To the extent that the options become exercisable pursuant to a Change in Control, the 2016 CEO Options provides the CEO would have the right to participate in a transaction giving rise to such a Change in Control.

Restricted Stock Awards

As with discretionary stock option awards, restricted stock awards are generally granted on an annual basis on January 1, valued at fair market value as of the award date. These shares of restricted stock generally vest over a five-year period, at the rate of 20% per year. Vesting is generally tied only to continued employment and not to any performance criteria. The Company has not generally granted restricted stock awards to its Named Executive Officers except upon hiring of new executives as an incentive to join the Company. Similarly, restricted stock awards are generally not granted to other Executive Officers, with limited exceptions. Restricted stock awards are generally granted to senior managers and other key employees. Restricted stock awards have value even if the share price decreases after the date of the award, and therefore such awards are a more effective retention tool for these employees.

Restricted stock awards are granted by the Board of Directors, upon recommendation of the Compensation Committee. In making its recommendations, the Compensation Committee takes into account recommendations from the CEO and Chairman. On occasion, grants of restricted stock awards are made at other times, such as upon the hiring of a new executive.

In 2016, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 12,732 shares of restricted stock to Mr. Smalla, Mr. Potter, and Mr. Troupe in connection with their hirings. These restricted stock awards have vesting schedules of three equal installments, on the anniversary date of the grant in each of the years 2017 to 2019, contingent on continued employment with the Company on the respective vesting dates.

Additionally, on January 1, 2016, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 8,921 shares restricted stock to 101 employees, including one Executive Officer.

Each of the restricted stock awards granted to the Company’s Executive Officers and other employees in Fiscal Year 2016 included a double-trigger Change in Control clause.

All discretionary stock option awards and restricted stock awards are approved by the Compensation Committee and the full Board and ratified by the Class B Stockholders.

Investment Shares

Under our Investment Share Program, ISP Eligible Employees may purchase such number of shares of the Company’s Class A Common Stock (“Investment Shares”) that have a value, as determined pursuant to the EEIP, of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500. After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Employees have the opportunity to purchase Investment Shares in January each year, with the purchase price based on the fair market value of the shares as of January 1. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent solely on continued employment with the Company.

While the Chairman and the CEO are precluded from participation in the ISP, other Executive Officers are permitted to participate. In 2016, Boston Beer employees purchased a total of 9,199 shares under the ISP, of which 144 shares were purchased by a Named Executive Officer.

Executive Benefits

In 2016, the Company’s Executive Officers were eligible for the same level and offering of benefits, including the Company’s 401(k) plan and welfare benefit programs, as were made available to other employees. The Company provides no additional benefits to its Executive Officers. Certain employees are eligible for the reimbursement of relocation expenses upon hiring. In Fiscal Year 2016, Mr. Smalla received reimbursement of $87,177 in relocation expenses, Mr. Potter received reimbursement of $55,400 in relocation expenses, and Mr. Troupe received reimbursement of $22,709 in relocation expenses.

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How Executive Pay Levels are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other companies, and data collected in interviewing and hiring external candidates for executive positions.

The Compensation Committee also uses tally sheets that ascribe dollar amounts to the components of Executive Officer compensation, including salary, bonus, and equity grants. It also tabulates gains made by the Executive Officers through the exercise of options, unrealized gains in vested options, and potential gains from unvested options at current market prices.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of equity compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, with the greatest emphasis on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines necessary to carry out its responsibilities.

As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2016, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederick W. Cook & Co., Inc., or FW Cook, a nationally-recognized executive compensation consulting firm, conducted in 2015 (the “2015 Assessment”). At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business.

FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

2015 ASSESSMENT BOSTON BEER PEER GROUP

B&G Foods, Inc.	Lancaster Colony Corp.	Steve Madden, Ltd.
Calavo Growers Inc.	Movado Group, Inc.	The Hain Celestial Group, Inc.
Cal-Maine Foods Inc.	National Beverage Corp.	Tootsie Roll Industries Inc.
Diamond Foods Inc.	Oxford Industries, Inc.	Tumi Holdings Inc.
G-III Apparel Group, Ltd.	Pinnacle Foods, Inc.	Vector Group Ltd.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.

Once this peer group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the 2015 Assessment and a prior assessment performed in 2013 helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding Named Executive Officer 2016 compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are more important drivers of total compensation decisions than comparisons against the peer group.

In 2016, of the total compensation potential of the Company’s Named Executive Officers, salary constituted 3% to 67%, bonuses earned (paid in 2017 based on 2016 performance) constituted 0% to 1%, bonuses not earned constituted 2% to 33%, and equity compensation, all of which was in the form of stock options and restricted stock awards, constituted 0% to 94%. As noted above, based partially on the 2015 Assessment, the cash bonus incentive program for the Company’s Named Executive Officers and other eligible employees was substantially revised for 2016.

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Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, discretionary option awards, and restricted stock awards.

Stock Ownership and Retention Guidelines for Directors and Executive Officers

To foster a culture of ownership and further align the long-term interests of the Directors and Executive Officers with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and of six times annual cash compensation for the non-management Directors, and retention of a portion of the net shares received upon exercise of options for a period of time. Under the guidelines, the Compensation Committee in the future may establish equity ownership guidelines for the Company’s other Executive Officers.

Because target ownership for the Chairman has already been met through his ownership of Class B Stock, the following additional requirements apply to all new equity grants awarded to him after February 7, 2013: (i) retention of 75% of net shares on exercise of options for six months after exercise, and (ii) retention of 50% of net shares on exercise of options for one year after exercise.

The CEO and the non-management Directors have an indefinite period to achieve the target ownership, but for all new equity grants received after February 7, 2013, they must retain 100% of net shares until the target has been achieved, and if not achieved within five years, they must retain 75% of net shares on any equity granted prior to February 7, 2013 and exercised or vested after February 7, 2018. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new equity grants awarded after February 7, 2013.

For the purposes of these guidelines, “net shares” means shares acquired by an individual upon the exercise of an option or the vesting of a restricted stock grant or purchase, after the payment of the exercise price for exercising the option and all taxes payable as a result of the exercise or vesting, assuming that the individual’s liability for the exercise price and taxes is met through the delivery of shares.

Ownership requirements for employees subject to the guidelines lapse on: (i) the first anniversary of the voluntary termination of employment or of the termination of employment by the Company for cause; or (ii) the involuntary termination of employment other than for cause, his or her death, or, for individuals other than C. James Koch, a Change in Control, whichever first occurs. Ownership requirements for each non-management Director lapse on: (i) the first anniversary of the voluntary resignation of the Director from the Board or his or her removal from the Board for cause; or (ii) the involuntary resignation or removal of the Director from the Board other than for cause, his or her death, or a Change in Control, whichever first occurs.

The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on February 16, 2017, and determined that the Chairman, CEO, and two of the non-management Directors had achieved their respective share ownership targets, while five non-management Directors had yet to achieve their respective share ownership targets.

Tax Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the CEO and any other Named Executive Officers. However, compensation that qualifies as “performance-based” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals under a plan approved by stockholders. In 2014, the EEIP was amended to include specific performance measures to be used for restricted stock awards or discretionary stock options granted to certain Executive Officers and senior managers that are designed to qualify for the performance-based compensation exception under Section 162(m). The bonuses and stock options granted to the Named Executive Officers have been approved, in accordance with the requirements of Section 162(m) and the EEIP, by the Class B Stockholders, who act with sole authority on such matters.

To date, total annual cash compensation paid to any individual executive that has not been performance-based has not exceeded $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under Boston Beer’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Boston Beer’s compensation philosophy, and the Company’s best interests. Boston Beer has not adopted a policy that all executive compensation be fully deductible.

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2016 Say-on-Pay Results

In May 2016, the Class A Stockholders cast an advisory vote to approve our Named Executive Officer compensation as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders. Over 98% of the shares voted on the matter were cast in support of our Named Executive Officer compensation. The Compensation Committee considered this result, as well as the results of the 2015 Assessment performed by FW Cook, and determined that the Company’s compensation policies remained appropriate. However, as more fully described under the heading “Cash Incentive Bonus” above, the Compensation Committee revised the Company’s cash incentive bonus structure for 2016 and going forward to emphasize Company Goals in order to more directly align cash bonus awards with overall Company performance.

At the 2017 Annual Meeting, we will hold another advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as well as an advisory vote on the frequency of future Say-on-Pay votes. We have held Say-on-Pay advisory votes on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes in evaluating our executive compensation policies.

Fiscal Year 2016 Named Executive Officer Compensation and Performance

Compensation of Martin F. Roper, President & Chief Executive Officer

The Compensation Committee reviews and approves the compensation paid to our CEO, Martin F. Roper. For Fiscal Year 2016, the Compensation Committee approved a base salary to $783,000, unchanged from his base compensation in Fiscal Year 2015.

Additionally, Mr. Roper was eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against the Company Goals, with potential payout of up to 150% of the target if the Company’s performance significantly exceeded the target expectations of the Company Goals. As described in the “Cash Incentive Bonuses” section, the Compensation Committee determined that the Company achieved 15.98% of its Company Goals in 2016, resulting in a bonus of $100,099 for the CEO, equivalent to 12.8% of his 2016 base salary.

In December 2007, the Compensation Committee and the Board of Directors approved the 2008 CEO Option, a long-term variable price option grant to Mr. Roper for 753,864 shares of the Company’s Class A Common Stock, effective January 1, 2008. This 2008 CEO Option, part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere, had a value of approximately $6.34 million at the date of grant. The 2008 CEO Option vested 20% on January 1 in each of years 2014 to 2017, and is scheduled to vest the final 20% in 2018, contingent on Mr. Roper’s continued employment with Boston Beer.

In December 2015, the Compensation Committee and the Board of Directors approved the 2016 CEO Option, a long-term variable price option grant to Mr. Roper for 574,507 shares of the Company’s Class A Common Stock, effective January 1, 2016. This 2016 CEO Option is part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere. The details of the 2016 CEO Option are discussed in detail under the heading “CEO Option Grants” in the CD&A. As discussed in that section, on February 2, 2017, Mr. Roper announced his plans to retire, and has agreed to step down as CEO and a Director when a successor is appointed and commences service, while remaining employed until February 28, 2018 or such later date as he and his successor agree. It is expected that Mr. Roper will cease to be an employee of the Company prior to the first scheduled vesting on January 1, 2019. As a result, it is not expected that any portion of the 2016 CEO Option will vest and Mr. Roper will likely not realize any income from the 2016 CEO Option.

Taking into account information from a number of sources, including the 2015 Assessment prepared by FW Cook, the Compensation Committee believes that Mr. Roper’s compensation is appropriate based on his responsibilities, performance level, and contribution to Boston Beer, and that it is structured in a way that provides Mr. Roper with appropriate incentives and rewards for superior performance and increase in stockholder value. Additionally, with its long-term focus, Mr. Roper’s compensation package does not reward decisions that might entail imprudent levels of risk.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Roper during Fiscal Year 2016. There is no Company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our employees. Mr. Roper does not have a severance or change in control arrangement, other than: (1) the Retirement Letter Agreement; (2) the Change in Control provision of the 2008 CEO Option; and (3) the Change in Control provision of the 2016 CEO Option, all of which are explained in more detail below under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

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Compensation of Named Executive Officers Other Than the CEO

Base Salary

The following table shows the 2016 base salary and the corresponding percentage increase above the 2015 base salary level of our Named Executive Officers other than the CEO. Mr. Smalla, Mr. Potter, and Mr. Troupe were not employees of the Company in 2015.

Name	Title	Base Salary for 2016	Percent Increase from 2015 Base Salary
Frank H. Smalla	Treasurer and CFO	$500,000	N/A
William F. Urich	Former Treasurer and CFO	$464,000	3%
John C. Geist	Chief Sales Officer	$500,000	11%
Jonathan N. Potter	Chief Marketing Officer	$475,000	N/A
Quincy B. Troupe	Senior Vice President, Supply Chain	$350,000	N/A

The Compensation Committee considered recommendations made by the CEO for 2016 salary adjustments and initial salaries upon hiring for the Named Executive Officers and concluded that the recommended base salary for each of these Named Executive Officers, as adjusted, was within the appropriate range for his experience and job responsibilities. Mr. Geist’s salary increase resulted from his promotion to Chief Sales Officer on January 1, 2016.

Bonus

For Fiscal Year 2016, the overall cash incentive target bonus potential of our Named Executive Officers other than the CEO were as follows: (1) 60% of base salary for Mr. Smalla and Mr. Geist; and (2) 50% of base salary for Mr. Urich, Mr. Potter, and Mr. Troupe. All bonuses are prorated for actual base compensation received for employees who join the Company during the year. Our bonus structure also requires that employees remain employed by the Company at the end of the Fiscal Year in order to be eligible for a bonus payment. Achievement of all of our Named Executive Officer’s bonuses is based solely on Company performance against the Company Goals. As described in the “Cash Incentive Bonuses” section, in February 2017 the Compensation Committee determined that the Company achieved 15.98% of its Company Goals in 2016. As a result, the Committee approved total bonus payment to our other Named Executive Officers as follows:

Name	Title	2016 Bonus, Paid in 2017
Frank H. Smalla	Treasurer and CFO	$47,940
William F. Urich	Former Treasurer and CFO	$0
John C. Geist	Chief Sales Officer	$47,940
Jonathan N. Potter	Chief Marketing Officer	$16,057
Quincy B. Troupe	Senior Vice President, Supply Chain	$26,352

Equity Awards

In 2016, we added new members to our senior leadership team, and another Executive Officer was granted a promotion. The additions to the senior leadership team followed the retirements of Mr. Urich in February 2016, Mr. Lance in March 2016, and Mr. Pagano in March 2016.

Mr. Smalla was granted a time-based option on February 23, 2016, for a total of 44,837 shares in connection with his hiring. The option award has a vesting schedule of 20% per year, with the first vesting on the anniversary of the grant date in 2019 and the final vesting on the anniversary of the grant date in 2023, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $3,999,991 on the grant date. Additionally, the Company granted Mr. Smalla a restricted stock award on February 23, 2016, for a total of 5,201 shares, in connection with his hiring. The award has a vesting schedule of three equal installments, on the anniversary date of the grant in each of the years 2017 to 2019, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $999,944 on the grant date.

Mr. Geist was granted a time-based option on January 1, 2016, for a total of 50,096 shares, in connection with his promotion to Chief Sales Officer. The shares will vest 25% per year, with the first vesting on the anniversary of the grant date in 2021 and the final vesting on the anniversary of the grant date in 2024, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $4,837,771 on the grant date.

Mr. Potter was granted a time-based option on October 25, 2016, for a total of 35,378 shares, in connection with his hiring. The option award has a vesting schedule of 20% per year, with the first vesting on the anniversary of the grant date in 2019 and the final vesting on the anniversary of the grant date in 2023, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $2,749,955 on the grant date. Additionally, the Company granted Mr. Potter a restricted stock award on February 23, 2016, for a total of 3,631 shares, in connection with his hiring. The award has a vesting schedule of three equal installments, on the anniversary date of the grant in each of the years 2017 to 2019, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $599,841 on the grant date. As part of his June 7, 2016 offer letter, the Company also agreed to grant Mr. Potter a hiring bonus of $250,000 on March 10, 2017, conditioned on his employment

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with the Company on that date and repayable on a prorated basis should he voluntarily resign or be terminated for cause within 12 months following such payment. As the hiring bonus is payable in 2017 and contingent on continued employment in 2017, the hiring bonus is not deemed to be compensation for Fiscal Year 2016.

Mr. Troupe was granted a time-based option on February 23, 2016, for a total of 22,418 shares, in connection with his hiring. The option award has a vesting schedule of 20% per year, with the first vesting on the anniversary of the grant date in 2019 and the final vesting on the anniversary of the grant date in 2023, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $1,999,952 on the grant date. In connection with his hiring, Mr. Troupe also received a restricted stock award on February 23, 2016, for a total of 3,900 shares. The award has a vesting schedule of three equal installments, on the anniversary date of the grant date in each of the years 2017 to 2019, contingent on continued employment with the Company on the respective vesting dates. The award had an accounting value of $749,814 on the grant date.

Mr. Urich was not granted equity in 2016.

Other

Certain employees are eligible for the reimbursement of relocation expenses upon hiring. In Fiscal Year 2016, Mr. Smalla received reimbursement of $87,177 in relocation expenses, Mr. Potter received reimbursement of $55,400 in relocation expenses, and Mr. Troupe received reimbursement of $22,709 in relocation expenses.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 18, 2017, and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2016.

Michael Spillane, Chair

David A. Burwick

Jay Margolis

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Boston Beer or any of its subsidiaries during Fiscal Year 2016. None of our Executive Officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our Executive Officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our 2016 Named Executive Officers for Fiscal Year 2016 and the Company’s fiscal years ended December 26, 2015 (Fiscal Year 2015”) and December 27, 2014 (“Fiscal Year 2014”).

				Restricted				Non-Equity
Name and	Fiscal			Stock		Option		Incentive Plan	All Other
Principal Position	Year	Salary(1)	Bonus(1)(2)	Awards(3)		Awards(3)		Compensation(1)	Compensation(4)(5)		Total
Martin F. Roper	2016	$783,000	$0	$0		$22,499,981	(6)(7)	$100,099	$9,742		$23,392,822
President & CEO	2015	$783,000	$0	$0		$0		$93,960	$10,241		$887,201
	2014	$764,000	$0	$0		$0		$443,120	$10,091		$1,217,211
Frank H. Smalla	2016	$500,000	$0	$999,944	(6)	$3,999,991	(6)	$47,940	$96,919		$5,644,794
Treasurer & CFO	2015	—	—	—		—		—	—		—
	2014	—	—	—		—		—	—		—
William F. Urich	2016	$62,514	$0	$0		$0		$0	$111,408	(8)	$173,922
Former Treasurer &	2015	$450,000	$150,000	$0		$403,595	(9)	$146,250	$10,241		$1,160,086
CFO	2014	$428,000	$0	$0		$0		$203,300	$10,091		$641,391
John C. Geist	2016	$500,000	$0	$0		$4,837,771	(6)	$47,940	$19,550		$5,405,261
Chief Sales Officer	2015	$450,000	$0	$0		$403,595	(9)	$85,500	$10,241		$949,336
	2014	$428,000	$0	$0		$0		$178,690	$10,091		$616,781
Jonathan N. Potter	2016	$200,961	$0	$599,841	(6)	$2,749,955	(6)	$16,057	$59,005		$3,625,819
Chief Marketing Officer	2015	—	—	—		—		—	—		—
	2014	—	—	—		—		—	—		—
Quincy B. Troupe	2016	$329,807	$0	$749,814	(6)	$1,999,952	(6)	$26,352	$32,402		$3,138,327
Senior Vice President,	2015	—	—	—		—		—	—		—
Supply Chain	2014	—	—	—		—		—	—		—
(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.
(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance.
(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2016 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2017.
(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, and reimbursement of relocation expenses. In Fiscal Year 2016, Mr. Smalla received reimbursement of $87,177 in relocation expenses, Mr. Potter received reimbursement of $55,400 in relocation expenses, and Mr. Troupe received reimbursement of $22,709 in relocation expenses.
(5)	Mr. Geist received a payment of $9,808 in March 2016 as a result of an administrative error. In February 2017, the Compensation Committee determined not to seek recovery of these funds from Mr. Geist.
(6)	Grant contains long-term retention service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.
(7)	In February 2017, Mr. Roper announced his intention to retire from the Company in or around February 2018. Therefore, it is not expected that any portion of this award will vest.
(8)	Mr. Urich received $102,759 in consulting fees to provide support for the transition of his services as Treasurer and Chief Financial Officer during the time period from his retirement in February 2016 until December 31, 2016.
(9)	Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2016, the Compensation Committee determined that the performance criteria had not been achieved and therefore all of the shares have lapsed.

Other than the relocation expenses outlined above, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP, and other Executive Officers receive no additional benefit under the ISP as other ISP Eligible Employees. On December 31, 2016, Mr. Geist held unvested Investment Shares.

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Grants of Plan-Based Awards in Fiscal Year 2016

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2016 performance, the actual stock options to purchase Class A Shares granted during Fiscal Year 2016, the actual restricted stock awards for Class A Shares granted during Fiscal Year 2016 and the grant date fair value of the equity awards.

						All Other
				Estimated Possible		Option		All		Exercise			Grant
				Payouts Under Non-Equity		Awards:		Other Stock		or Base		Closing	Date Fair
				Incentive Plan Awards(1)		Number of		Awards:		Price of		Price on	Value of
						Securities		Number		Option		Date of	Equity
	Grant	Approval		Target	Maximum	Underlying		of Shares of		Awards		Grant	Awards
Name	Date	Date		($)	($)	Options		Stock		($/sh)		($/sh)	($)(2)
Martin F. Roper	1/1/2016	12/9/2015	(3)	$626,400	$939,600	574,507	(4)	—		$201.91	(3)	$201.91	$39.16
Frank H. Smalla	2/23/2016	12/9/2015	(5)	$300,000	$450,000	44,837	(6)	—		$192.26	(5)	$192.26	$89.21
	2/23/2016	12/9/2015	(5)			—		5,201	(7)	—		$192.26	$192.26
William F. Urich	—	—		—	—	—		—		—		—	—
John C. Geist	1/1/2016	12/9/2015	(3)	$300,000	$450,000	50,096	(8)	—		$201.91	(3)	$201.91	$96.57
Jonathan N. Potter	10/25/2016	5/26/2016	(9)	$100,481	$150,722	35,378	(6)	—		$165.30	(9)	$165.20	$77.73
	10/25/2016	5/26/2016	(9)			—		3,631	(7)	—		$165.20	$165.20
Quincy B. Troupe	2/23/2016	12/9/2015	(5)	$164,904	$247,356	22,418	(6)	—		$192.26	(5)	$192.26	$89.21
	2/23/2016	12/9/2015	(5)			—		3,900	(7)	—		$192.26	$192.26
(1)	Bonus payouts are determined in accordance with a scale that provides for between 0% and 150% payout. The target represents 100% payout for full achievement of the performance goals whereas the maximum represents 150% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial statements for Fiscal Year 2016, included in the Company’s Annual Report on Form 10-K filed with SEC on February 22, 2017.
(3)	At the December 9, 2015 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted stock options effective as of January 1, 2016, with an exercise price equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date.
(4)	This stock option provides for a variable exercise price determined by multiplying $201.91 by the aggregate change in the DJ Wilshire 5000 Index (or in a successor broad market index selected by the Compensation Committee of the Company’s Board of Directors, if the DJ Wilshire 5000 Index ceases to exist) since the date of grant plus an annual escalation factor of 1.5 percentage points, so that the Company’s stock price must outperform the Index by 1.5 percentage points for the option to provide any value to Mr. Roper. The exercise price is subject to further increase, so that the spread between the exercise price and the fair market value of the shares as to which the option is being exercised, determined as the close of business on the trading date next preceding each date on which Mr. Roper exercises the option, is capped at $150.00. The minimum exercise price will in all events be $201.91. The option will vest over a five-year period, commencing on January 1, 2019, at the rate of 20% per year, subject to a double-trigger Change in Control vesting acceleration provision that requires both a Change in Control and subsequent termination without cause or good reason for vesting to accelerate, with the extent of the acceleration dependent on the timing of the Change in Control. In February 2017, Mr. Roper announced his intention to retire from the Company in or around February 2018. Therefore, it is not expected that any portion of this award will vest.
(5)	At the December 9, 2015 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors approved stock options and restricted stock awards for Mr. Smalla and Mr. Troupe to be effective as of the first open window date following their hire date. The effective date was February 23, 2016. The exercise price of the stock options was equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date.
(6)	Each stock option vests 20% per year starting in 2019 on the anniversary of the grant date, contingent on continued employment with the Company on the respective vesting dates.
(7)	Each restricted stock award vests 33.3% per year starting in 2017 on the anniversary of the grant date, contingent on continued employment with the Company on the respective vesting dates.
(8)	This stock option vests 25% per year starting in 2021 on the anniversary of the grant date, contingent on continued employment with the Company on the respective vesting dates.
(9)	At the May 26, 2016 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors approved a stock option and a restricted stock award for Mr. Potter to be effective as of the first open window date following his hire date. The effective date was October 25, 2016. The exercise price of the stock options was equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date.

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Outstanding Equity Awards at 2016 Fiscal Year End

The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding at December 31, 2016.

	Option Awards							Stock Awards
	No. of	No. of
	Securities	Securities						No. of		Market Value
	Underlying	Underlying						Shares of		of Shares
	Unexercised	Unexercised		Option		Option		Stock That		that Have
	Options	Options		Exercise		Expiration		Have Not		Not Vested
Name	Exercisable	Unexercisable		Price ($)		Date		Vested		($)(9)
Martin F. Roper	—	301,546	(1)	$37.65		12/31/2018		—		—
	—	574,507	(2)	$201.91	(2)	1/1/2026	(2)
Frank H. Smalla	—	44,837	(3)	$192.26		2/22/2026		5,201	(7)	$883,390
William F. Urich	—	—		—		—		—		—
John C. Geist	—	32,000	(4)	$95.09		12/31/2020		—		—
	—	50,096	(5)	$201.91		1/1/2026
Jonathan N. Potter	—	35,378	(6)	$165.20		10/25/2026		3,631	(8)	$616,725
Quincy B. Troupe	—	22,418	(3)	$192.26		2/22/2026		3,900	(7)	$662,415
(1)	Option granted January 1, 2008. The option vests at the rate of 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $42.00 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2008 through the close of business on the trading date preceding each date on which the option is exercised. The exercise price will not be less than $37.65 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $70 per share over the exercise price. On December 31, 2016, the exercise price would have been $99.85. Of the shares subject to the remaining unexercised option as of December 31, 2016, 150,773 shares expire on December 31, 2017 and 150,773 shares expire on December 31, 2018.
(2)	Option granted January 1, 2016. The option vests at the rate of 20% on January 1 in each of the years 2019 through 2023, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $201.91 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2016 through the close of business on the trading date preceding each date on which the option is exercised, plus an additional 1.5 percentage points per annum, prorated for partial years. The exercise price will not be less than $201.91 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $150 per share over the exercise price. On December 31, 2016, the exercise price would have been $226.72. In February 2017, Mr. Roper announced his intention to retire from the Company in or around February 2018. Therefore, it is not expected that any portion of this award will vest.
(3)	Option granted on February 23, 2016, subject to vesting at the rate of 20% per year starting on February 23, 2019, contingent on continued employment with the Company on the respective vesting dates.
(4)	Option granted January 1, 2011. Option to purchase 60% of shares vested on January 1, 2016 and the remaining shares are scheduled to vest annually in equal numbers over the following four years, contingent on continued employment with the Company on the respective vesting dates.
(5)	Option granted on January 1, 2016, subject to vesting at the rate of 25% per year starting on January 1, 2021, contingent on continued employment with the Company on the respective vesting dates.
(6)	Option granted on October 25, 2016, subject to vesting at the rate of 20% per year starting on October 25, 2019, contingent on continued employment with the Company on the respective vesting dates.
(7)	Restricted Stock Award granted on February 23, 2016, subject to vesting at the rate of 33.3% per year starting on February 23, 2017, contingent on continued employment with the Company on the respective vesting dates.
(8)	Restricted Stock Award granted on October 25, 2016, subject to vesting at the rate of 33.3% per year starting on October 25, 2017, contingent on continued employment with the Company on the respective vesting dates.
(9)	Market value of shares that have not vested is calculated using a stock price of $169.85, which is the closing price of the Company’s stock on the last trading day in Fiscal Year 2016.

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Option Exercises and Stock Vested in Fiscal Year 2016

The following table sets forth information regarding options exercised by the Named Executive Officers during Fiscal Year 2016, as well as information regarding the value realized on such exercise. No Named Executive Officers were granted any restricted stock awards that vested during Fiscal Year 2016.

	Option Awards
	No. of Shares
	Acquired on
	Exercise	Value Realized
Name	(#)	on Exercise
Martin F. Roper	327,930	$33,222,973
Frank H. Smalla	—	—
William F. Urich	79,000	$7,048,479
John C. Geist	48,000	$4,514,768
Jonathan N. Potter	—	—
Quincy B. Troupe	—	—

Employment Contracts, Termination of Employment, and Change in Control Agreements

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as C. James Koch remains an employee of Boston Beer: (1) he will devote such time and effort, as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

Except for employees covered by a collective bargaining agreement (“CBA”), all full-time employees of Boston Beer, including each of the Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits the employee from accepting employment with a competitor for a period of one year after leaving Boston Beer. Nevertheless, all employees of Boston Beer not covered by a CBA are employed “at-will.”

With the exception of the 2008 CEO Option, which is subject to limited acceleration pursuant to defined schedules in the event of a Change in Control, all option awards granted under the EEIP on or before December 31, 2015, including those granted to Named Executive Officers, become immediately exercisable in full in the event of a Change in Control.

With the exception of the 2016 CEO Option, all option awards granted under the EEIP in Fiscal Year 2016, including those granted to Named Executive Officers, become immediately exercisable in full in the event that: (1) there is Change in Control; and (2) it results in the termination of the employment of the Optionee without cause or good reason within 12 months of the Change in Control. The 2016 CEO Option includes an identical double-trigger clause as outlined above, but only provides for vesting of a limited number of shares upon such an occurrence according to a pre-established schedule. To the extent that the options become exercisable pursuant to a Change in Control, the 2016 CEO Options provides the CEO would have the right to participate in a transaction giving rise to such a Change in Control.

Otherwise, the option agreements do not discriminate in scope or terms of operation for Executive Officers or other salaried employees.

In the hypothetical event that a Change in Control occurred on December 31, 2016, Mr. Roper would have had 301,546 option shares immediately vest pursuant to the 2008 CEO Option. Pursuant to the 2008 CEO Option, said options would have been exercisable at a price of $99.85. On that date, the market price of Boston Beer stock was $169.85. In the hypothetical event that Mr. Roper exercised all such shares and immediately sold the shares at the market price, he would have received gross income of $21,108,220. In the hypothetical event that a Change in Control occurred on December 31, 2016 that triggered the double-trigger clause of the 2016 CEO Option, no option shares would have immediately vested pursuant to that agreement.

In connection with Mr. Roper’s planned retirement, he and the Company entered into the Retirement Letter Agreement and the Restrictive Covenant Agreement. Copies of these documents, which are summarized below, were attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2017.

The Retirement Letter Agreement provides the terms and conditions for Mr. Roper’s continued employment with the Company until his planned retirement. Pursuant to the terms of the agreement, Mr. Roper will serve the Company on a full-time basis through January 1, 2018 and will continue to provide transition assistance through February 28, 2018 or such later date as he and his successor agree (his “Retirement Date”). Mr. Roper’s 2017 compensation arrangements, including his current annual base salary, previously-established 2017 cash incentive bonus opportunity (without pro-ration for length of service), vesting of outstanding long-term incentive awards, and eligibility to participate in the benefit programs generally available to other Executive Officers of the Company, continue until January 1, 2018, unless his employment is terminated prior to January 1, 2018 due to his voluntary resignation or death or by the Company under the limited circumstances noted below. Commencing January 1, 2018, so long as his successor has then joined the Company, and until his Retirement Date,

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Mr. Roper will receive a salary at the annual rate of $391,500. In the event a successor CEO has not commenced service prior to January 1, 2018, Mr. Roper will continue to receive a salary at the 2017 annual rate until such time as his successor joins the Company. Additional compensation for Mr. Roper’s service through his Retirement Date may be awarded in 2018 at the discretion of the Board of Directors or its Compensation Committee.

Under the terms of the Retirement Letter Agreement, the Company has agreed that it will not terminate Mr. Roper’s employment prior to his Retirement Date, except under certain limited circumstances involving malfeasance, willful and continued failure to substantially perform duties, or willful violations of the restrictive covenants set forth in the Restrictive Covenant Agreement described below. Accordingly, absent Mr. Roper’s prior death or voluntary retirement or such a termination for cause, the last tranche of the 2008 CEO Option will vest and become exercisable on January 1, 2018 in accordance with its previously-reported terms. Additionally, in consideration of Mr. Roper’s commitments under the Restrictive Covenant Agreement, and provided that Mr. Roper’s employment is not terminated by the Company under the limited circumstances noted above, Mr. Roper will be entitled to a payment (the “Additional Payment”) in the amount of $1,500,000 plus the excess of the cash incentive bonus earned by Mr. Roper as a result of the Company’s 2017 performance over $310,000, payable in fifty four substantially equal consecutive monthly installments, commencing on the first day of the seventh month following the Retirement Date. The Retirement Letter Agreement also includes a mutual release of claims and non-disparagement covenants, as well as other provisions customary for agreements of this type.

The Restrictive Covenant Agreement contains various covenants relating to confidentiality, non-competition, and non-solicitation of Company employees. The restrictive covenants relating to non-competition and non-solicitation will continue in effect for a period of five (5) years after Mr. Roper’s Retirement Date. In addition to any other remedies available to the Company at law or in equity, in the event of a breach by Mr. Roper of the non-competition or non-solicitation provisions of the Restrictive Covenant Agreement, or of his non-disparagement obligations under the Retirement Letter Agreement, (a) Mr. Roper will forfeit any unpaid Additional Payment amounts; and (b) the Company will be entitled to recover from Mr. Roper an amount equal to the unamortized net after-tax appreciation, if any, realized, by him from the exercise of that portion of the 2008 Option that will vest on January 1, 2018.

THE BOSTON BEER COMPANY, INC. 2017 Proxy Statement	42

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AUDIT INFORMATION

Deloitte audited our consolidated financial statements for Fiscal Year 2016 and Fiscal Year 2015.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Boston Beer’s independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2016 and 2015. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2016 and Fiscal Year 2015 are as follows:

	2016	2015
Audit Fees	$647,200	$699,600
Audit-Related Fees(1)	$80,475	$8,000
Tax Fees(2)	$73,910	$50,000
TOTAL	$801,585	$757,600
(1)	Audit-related fees in 2016 represent fees paid to Deloitte for work related to the Company’s 401(k) and pension plans. Audit-related fees in 2015 represent fees paid to Deloitte for work related to the filing of a Form S-8 for registration of Employee Equity Incentive Plan shares.
(2)	Tax fees in 2016 and 2015 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Change of Independent Registered Public Accounting Firm

In late 2014 through February 2015, we extended requests for proposals to several independent registered public accountants, including our then-incumbent firm Ernst & Young LLP (“EY”) and Deloitte. After performing a full analysis of the responses to these proposals, senior management determined that Deloitte was the best candidate to serve as our independent registered public accounting firm for Fiscal Year 2015, and made a corresponding recommendation to the Audit Committee.

At its meeting on February 19, 2015, the Audit Committee discussed senior management’s recommendations. The Committee then sought further input from the full Board and, on February 27, 2015, the Chairman of the Audit Committee, acting with authority on behalf of the Committee, terminated the engagement of EY as the Company’s independent registered public accounting firm and engaged Deloitte to serve as its independent registered public accounting firm to audit the Company’s financial statements for Fiscal Year 2015. The appointment of Deloitte was ratified by the Class B Stockholders.

During our two fiscal years prior to and through the date of Deloitte’s engagement, we did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that Deloitte might render on our financial statements.

Neither the report of EY on our financial statements for the fiscal year ended December 27, 2014 nor its report on our financial statements for the fiscal year ended December 28, 2013 contained an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 27, 2014 and December 28, 2013, and through the date of dismissal, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its report.

During the fiscal years ended December 27, 2014 and December 28, 2013 and through the date of EY’s dismissal, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Company furnished to EY a copy of its Current Report on Form 8-K filed with the SEC on March 4, 2015 and requested that EY provide a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company included therein under Item 4.01 and, if not, stating the respects in which it does not agree. A copy of such letter is filed as Exhibit 16.1 to such Current Report.

Representatives of Deloitte are expected to be present at the 2017 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

THE BOSTON BEER COMPANY, INC. 2017 Proxy Statement	43

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Audit Committee Report1

The Audit Committee, which is comprised of three independent Directors, each of whom qualifies as an “audit committee financial expert” in accordance with applicable SEC rules based on his relevant experience, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2016 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee met privately with our independent registered public accounting firm, our internal auditor, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2016 filed with the SEC.

Gregg A. Tanner, Chair
Jay Margolis
Jean-Michel Valette

VOTING MATTERS FOR 2017 ANNUAL MEETING

Item 1:	Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated David A. Burwick, Michael Spillane, and Jean-Michel Valette for election to the Board as a Class A Director for a one-year term. All three nominees are incumbent Class A Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:	Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2011 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of the shares of the Company’s Class A Common Stock cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2011 voting results, and based upon its prior recommendation, the Board determined that Boston Beer will conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing the Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

1	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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The compensation of Boston Beer’s Named Executive Officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the Named Executive Officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the 2016 compensation paid to its Named Executive Officers, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

Item 3:	Frequency of Advisory Executive Compensation Vote

The federal legislation that calls for advisory “Say-on-Pay” votes also requires that stockholders be allowed to occasionally advise the Company as to the frequency with which such Say-on-Pay votes should be taken, with the choices being every year, every two years, or every three years.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors believes that submitting the advisory vote on executive compensation to the Class A Stockholders every year is appropriate for the Company and its stockholders at this time. Among other reasons, we believe that an annual Say-on-Pay vote will: (1) enhance transparency by giving our stockholders a voice on our executive compensation practices; (2) facilitate stockholder engagement; (3) allow the Board of Directors and the Compensation Committee to receive annual validation of any changes to executive pay policies and procedures; (4) allow the Board to track voting trends on a more regular basis; and (5) lend itself to administrative and procedural consistency. Moreover, annual Say-on-Pay frequency has been adopted by a majority of Russell 3000 companies.

The proxy card provides four choices (every year, every two years, every three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

As with the vote on Say-on-Pay under Item 2 above, the vote on Item 3 is advisory and therefore not binding on the Company, the Compensation Committee, or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of Say-on-Pay votes.

The Board recommends a frequency of “EVERY YEAR” for future advisory stockholder votes on compensation of our Named Executive Officers.

THE BOSTON BEER COMPANY, INC. 2017 Proxy Statement	45

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Item 4:	Election of Class B Directors by Class B Stockholders

The Nominating/Governance Committee recommends that David P. Fialkow, Cynthia A. Fisher, C. James Koch, Martin F. Roper, and Gregg A. Tanner be reelected as Class B Directors for a one-year term. All five nominees are incumbent Class B Directors. Class B Directors are elected by the Class B Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class B Stockholders vote “FOR” all nominees for Class B Director.

Item 5:	Ratification of Appointment of Independent Registered Public Accounting Firm by Class B Stockholders

Registered Public Accounting Firm by Class B Stockholders

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2017 (“Fiscal Year 2017”).

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholders ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2017.

Under Boston Beer’s Articles of Organization, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholders. Accordingly, an affirmative vote of the sole Class B Stockholders is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholders vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2017.

Stockholder Proposals for 2018 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2017 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 8, 2017.

If a stockholder wishes to present a proposal at the 2018 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 9, 2018, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

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OTHER INFORMATION

Annual Report

A copy of the 2016 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

By order of the Board of Directors,

Michael G. Andrews

Corporate Secretary

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THE BOSTON BEER COMPANY, INC.
ONE DESIGN CENTER PLACE, SUITE 850 BOSTON MA 02210 | PH 617.368.5000
WWW.BOSTONBEER.COM

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THE BOSTON BEER COMPANY, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 17, 2017.

Vote by Internet

- Go to **www.envisionreports.com/sam**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

VOTING MATTERS FOR THE CLASS A STOCKHOLDERS

A Proposals — The Proxy will be voted as directed, or if no direction is indicated, will be voted "FOR" the election of directors, "FOR" on Item 2, and "EVERY YEAR" on Item 3. +

1. ELECTION OF CLASS A DIRECTORS: Nominees:
   01 - David A. Burwick
   02 - Michael Spillane
   03 - Jean-Michel Valette

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.

***Exceptions**____

	For	Against	Abstain
2. Advisory vote to approve our Named Executive Officers' compensation.	☐	☐	☐

	Every Year	Every Two Years	Every Three Years	Abstain
3. Advisory vote on the frequency of future advisory votes to approve our Named Executive Officers' compensation.	☐	☐	☐	☐

Note: Such other matters may properly come before the meeting or at any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 3 2 5 7 0 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

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Admission Ticket

THE BOSTON BEER COMPANY, INC.

2017 ANNUAL MEETING

Thursday, May 18, 2017
9:00 A.M.
The Samuel Adams Brewery
30 Germania Street
Boston, MA 02130

To Downtown Boston
Brookline Village
9
93
Exit 18 Massachusetts Avenue
Tremont St.
Centre St.
Columbus Ave.
Melnea Cass Blvd.
U of Mass. Boston
Boylston St.
Bismarck St.
Amory St.
Jamaicaway
Egleston Square
South East Expressway
THE BREWERY
Washington St.
Green St.
Franklin Park
N
Arnold Arboretum
Dorchester

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON:

FROM THE NORTH OF BOSTON:

FROM THE SUBWAY:

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.
The Proxy Statement and the 2016 Annual Report to Stockholders are available at: **www.envisionreports.com/sam.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE BOSTON BEER COMPANY

PROXY – Annual Meeting of Stockholders – May 18, 2017
CLASS A COMMON STOCK

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Thursday, May 18, 2017 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.

(Continued and to be marked, dated and signed, on the other side)